UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

Dear Fellow Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Mobile Mini, Inc. on April 30, 2015 at 11:00 a.m., local time. The meeting will be held at the Radisson Hotel Phoenix Airport, in Phoenix, Arizona.

The Notice of 2015 Annual Meeting of Stockholders and the 2015 Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2014 is also enclosed for your information. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the proxy materials via the Internet, which are available at www.proxyvote.com. The matters to be acted upon are described in the Notice of 2015 Annual Meeting of Stockholders and the 2015 Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders. Directors and officers are also expected to be available at the meeting to speak with you.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the Proxy Statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope. Alternatively, you may vote your shares via a toll-free telephone number or over the Internet. Instructions regarding all three methods of voting are provided on the proxy card. If you do attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Erik Olsson

President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, April 30, 2015

TIME	11:00 a.m., local time

PLACE	Radisson Hotel Phoenix Airport 427 North 44th Street Phoenix, Arizona 85008

ITEMS OF BUSINESS

•  To elect three members of the Board of Directors to hold office to either a one-year term (if Proposal 4 is approved) or a three-year term (if Proposal 4 is not approved), and until their respective successors are elected and qualified;

•  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•  To vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);

•  To approve an amendment to the Company’s certificate of incorporation to effect the declassification of our Board;

•  To approve an extension, amendment and restatement of the Company’s Equity Incentive Plan; and

•  To transact any other business that may properly come before the meeting and to approve any postponement or adjournment thereof.

RECORD DATE	You are entitled to notice of, and to vote at, the meeting if you were a stockholder of record at the close of business on March 12, 2015 (the “Record Date”).

MATERIALS TO REVIEW	We are furnishing printed copies of our proxy materials, including our Notice of 2015 Annual Meeting of Stockholders (the “Notice of Annual Meeting”), 2015 Proxy Statement (the “Proxy Statement”), form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2014 (the “2014 Annual Report”), as of the date hereof to each stockholder of record as of the Record Date. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the proxy materials via the Internet, which are available at www.proxyvote.com.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting of stockholders to be held on Thursday, April 30, 2015 (the “Annual Meeting”). You can vote your shares by completing and returning your proxy card or by voting via the Internet or by telephone, as described in the accompanying materials. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares. See details under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How do I vote” in the Proxy Statement.

By order of the Board of Directors,

Christopher J. Miner, Corporate Secretary

Phoenix, Arizona

March 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on Thursday, April 30, 2015: a complete set of proxy materials relating to the

Annual Meeting are enclosed, consisting of this Notice of Annual Meeting, the Proxy Statement, the 2014 Annual Report, and a Proxy Card, is available via the Internet at www.proxyvote.com.

i

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4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We have provided printed copies of our proxy materials to you by mail, and have also made these materials available to you via the Internet at www.proxyvote.com, in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on April 30, 2015, beginning at 11:00 a.m., local time, at the Radisson Hotel Phoenix Airport, 427 North 44th Street, in Phoenix, Arizona.

The Notice of 2015 Annual Meeting of Stockholders (the “Notice of Annual Meeting”), this Proxy Statement and form of proxy card or voting instruction card were first mailed to stockholders starting on or about March 30, 2015.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 12, 2015, are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 45,834,617 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. The Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote?

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The Web site for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the Web site. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 29, 2015.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or via the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and

•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (the “SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Annual Meeting, the Proxy Statement and the 2014 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority, under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees, the advisory vote on executive compensation, the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect the declassification of the Board, and the approval of an extension, amendment and restatement of the Company’s 2006 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), discussed later in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the record date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What are the voting requirements to elect the Director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker Discretionary Voting Allowed

1 - Election of Director nominees	Majority of Votes Cast	No

2 - Ratification of KPMG LLP	Majority of Votes Present and Entitled to Vote	Yes

3 - Advisory Vote on Executive Compensation	Majority of Votes Present and Entitled to Vote	No

4 - Approval of an Amendment to the Certificate of Incorporation to Effect the Declassification of the Board	Majority of Outstanding Shares Entitled to Vote	No

5 - Approval of an Extension, Amendment and Restatement of the Company’s Equity Incentive Plan	Majority of Votes Present and Entitled to Vote	No

Election of Directors

The affirmative vote of the majority of votes cast at the Annual Meeting is required to elect each Director. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee. Abstentions and, if applicable, broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast. Any Director nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee (“Governance Committee”) would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In the event of a contested Director election, i.e., the number of Director nominees exceeds the number of directors to be elected), the required vote would be a plurality of votes cast. See “Governance of the Company – Corporate Governance Report – 2014 in Review – Majority Voting” for additional details regarding our Majority Voting Policy.

Ratification of KPMG LLP

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined herein). Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Approval of an Amendment to the Certificate of Incorporation to Effect the Declassification of the Board

The affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock of the Company entitled to vote on this proposal is required to approve an amendment to the Certificate of Incorporation to effect the declassification of the Board. Abstentions and broker non-votes will be counted as if voted “AGAINST” this proposal.

Approval of an Extension, Amendment and Restatement of the Equity Incentive Plan

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required for approval of an extension, amendment and restatement of the Equity Incentive Plan. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

1.	“FOR” the election of each of the Director nominees named in this Proxy Statement.

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

4.	“FOR” the approval of the amendment to the Certificate of Incorporation to effect the declassification of the Board.

5.	“FOR” the approval of the extension, amendment and restatement of the Equity Incentive Plan.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. For additional information see “Other Business” later in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board will have the discretion to vote for you.

Can I access the Notice of Annual Meeting, the Proxy Statement and the 2014 Annual Report via the Internet?

The Notice of Annual Meeting, the Proxy Statement and the 2014 Annual Report are available via the Internet at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. We will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable costs. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission, without additional compensation.

Who will count the votes?

Our Corporate Secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8-K filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2014 governance activities. We also discuss how our stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines and policies described below. These Guidelines guide the Board and our executive management team in the execution of their responsibilities. Our Corporate Governance Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•	The Board has proposed “declassifying” the Board by removing the current staggered election of Directors over a two-year period.

•	8 of the 9 Directors are currently independent.

•	Two additional independent members of the Board, with diverse backgrounds, were added in 2014.

•	The roles of Chairman and Chief Executive Officer (“CEO”) have been split.

•	The Chairman is an independent Director.

•	No former CEO of the Company is a Director.

•	The Company does not have a stockholder rights plan (a so-called “poison pill”).

•	The Company’s Second Amended and Restated Bylaws (“Bylaws”) require a majority voting standard for the election of Directors.

•	The Board has stock ownership guidelines for Directors and officers.

•	The Audit, Compensation and Governance Committees are currently comprised solely of independent Directors.

•	The Board has adopted an enhanced whistleblower policy to encourage reporting by employees of any allegations of impropriety.

•	The Audit Committee restricts the hiring of current or former employees of our independent auditor.

•

The Board has an executive “clawback” policy to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

•	The Board and each of its Committees has authority to retain outside advisors.

•	The Compensation Committee’s outside advisor does not perform any other services for the Company and confirms its independence annually.

•	There are no interlocks among the Compensation Committee members.

•	The Board and each of its Committees perform annual self-assessments.

•	Each Director attended at least 75% of the Board and Committee meetings of which they were a member.

As described above, the Board has recommended an amendment to our Certificate of Incorporation that would provide for a phased-in declassification of the Board and require each Director nominee in the future to be elected annually for a one-year term. See “Proposal 4 — Approve an Amendment to our Certificate of Incorporation to Effect the Declassification of Our Board” later in this Proxy Statement. The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our Web site at: www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

•	Board of Directors — Background and Experience

•	Senior Management — Background and Experience

•	Board Committees — Current Members

•	Corporate Governance Documents:

¡	Code of Business Conduct and Ethics

¡	Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers

¡	Executive Officer Clawback Policy

¡	Corporate Governance Guidelines

¡	Compensation Committee Charter

¡	Governance Committee Charter

¡	Audit Committee Charter

We will provide copies of any of the above items, without charge, upon written request to our Corporate Secretary at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. The information on our Web site is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Governance Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Governance Committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines, For Submission of Stockholder Proposals and Nominees” later in this Proxy Statement in order to be included in the proxy statement relating to the next annual election of Directors.

Criteria for Board Membership

The Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity and numerous other factors, such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the Governance Committee recommends candidates to the

Board for nomination. As a result, the priorities and emphasis that the Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Governance Committee, and the Board, are committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process have created Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Erik Olsson, who is our President and Chief Executive Officer, each of the members of the Board is currently an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board and the various Committees of the Board. NASDAQ’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the Company within the past three years and has not engaged in various types of business dealings with the Company. Lawrence Trachtenberg became in independent director on March 1, 2015, following three years having elapsed since he was an employee of the Company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that each of the following non-employee directors was independent in 2014 and has no relationship with Mobile Mini, except as a Director and stockholder of the Company:

Sara R. Dial James J. Martell Frederick G. McNamee, III Michael L. Watts	Jeffrey S. Goble Stephen A McConnell Kimberly J. McWaters Sanjay Swani (term expired December 31, 2014)

In connection with the determination by the Board that Mr. Watts is independent, the Board considered the related party transaction with Mr. Watts disclosed in “Transactions with Related Persons” later in this Proxy Statement.

As discussed above, as of March 1, 2015, Lawrence Trachtenberg is an independent director.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined Chief Executive Officer and Chairman role, or appoint a Chairman who does not also serve as Chief Executive Officer. We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes this leadership structure is optimal for the Company at the current time.

A number of factors support the leadership structure chosen by the Board, including, among others: the Board believes this governance structure promotes balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis; the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing Mobile Mini and leverage the experience and perspectives of the Chairman; the Chairman sets the agenda for, and presides over, Board meetings and independent sessions and coordinates the work of the Committees of our Board providing independent oversight and streamlining the Chief Executive Officer’s duties; and the Chairman serves as a liaison between the Board and senior management but having an independent Chairman also enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management.

The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Chairman of the Board, as well as through a Board composed of a majority of independent directors.

In the event that our Chief Executive Officer is also the Chairman, our independent directors would elect an independent Lead Director to be responsible for coordinating the activities of the other independent Directors and perform various other duties. Mr. Watts served as our independent Lead Director prior to his appointment as Chairman of the Board on December 23, 2012. The general authority and responsibilities of an independent Lead Director are established in our Corporate Governance Guidelines, which are posted on our Web site at www.mobilemini.comn under the “Corporate Governance” section of the “Investors” page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee Directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are chaired by Mr. Watts. At these executive sessions, the non-employee Directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior officers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior officers. These executive sessions also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. Additional meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management. The Company’s Chief Financial Officer, who works with the Audit Committee, facilitates this risk management in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Audit Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Audit Committee has responsibilities with respect to our compliance program. For additional information, see “— Board and Committee Membership — The Audit Committee” and “Proposal 2 —Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s other Committees — the Compensation Committee and the Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Risk Considerations in our Compensation Programs

The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee has determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk. The Compensation Committee believes that its balanced approach to short-term and long-term incentive compensation does not incentivize employees to take unnecessary risks. The Compensation Committee, with the assistance of Pearl Meyer & Partners (“PM&P”), intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Communications with the Board of Directors

Stockholders may communicate with the Board by writing to us at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, AZ 85008, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board or the Chairman of the appropriate Committee of the Board, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Bylaws, we indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, if applicable, and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Business Conduct and Ethics for Chief Executive Officer and Senior Financial Officers. The Supplemental Code sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code are posted on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our Web site as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2014 in Review

To maintain and enhance Mobile Mini’s record of excellence in corporate governance, the Board, the Governance Committee and the Company seek to continually refine Mobile Mini’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2014.

Declassification of the Board of Directors. In accordance with their continuing evaluations of trends and developments in corporate governance, the Governance Committee and the Board as a whole have reviewed their respective positions on classified boards and believe that the declassification of the Board would provide stockholders with the opportunity to register their views on the performance of the entire Board over the prior year at each annual meeting. As a result, the Governance Committee recommended to the Board that a proposal to gradually declassify the Board be submitted to the Company’s stockholders at the 2015 Annual Meeting, and the Board unanimously approved the recommendation.

Majority Voting. In 2014, the Board adopted a majority voting standard with respect to director elections. This policy requires each nominee for election to the Board to receive a majority of the votes cast in order to be elected to the Board. Previously, Directors were elected under a plurality vote standard, in which candidates receiving the most votes were elected, regardless of whether those votes constituted a majority. Plurality voting will still apply in contested elections, where the number of Director candidates exceeds the number of available Director positions.

Officer/Director Stock Ownership and Holding Requirements. In early 2014, the Board adopted new officer and director minimum stock ownership requirements. These requirements increased the stock ownership requirements for our Directors to five times annual cash compensation and adopted new stock ownership requirements for our officers. These guidelines require the ownership of vested equity having a value of five times base salary for the Chief Executive Officer, three times base salary for the Chief Executive Officer’s direct reports and one times base salary for other officers of the Company. In early 2015, the Board adopted additional holding requirements for executive officers which require each executive to retain at least 50% of each grant of equity as it vests until he or she has reached the required ownership level.

Executive Officer Clawback Policy. In 2014, the Board adopted an executive officer clawback policy. This policy enables the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

Expanded the Board. In August 2014, upon the recommendation of the Governance Committee, the Board was expanded to add two additional members, Sara R. Dial and Kimberly J. McWaters. At the end of 2014 and upon the expiration of Sanjay Swani’s term as Director on December 31, 2014, the size of the Board was 9, of which 7 members were independent. As of March 1, 2015, all outside directors are considered “Independent”.

Advisory Votes on Executive Compensation and on the Frequency of Future Advisory Votes

The Board believes that the advisory vote is an important means of obtaining feedback from our stockholders about executive compensation. At our 2014 annual meeting of stockholders, approximately 64% of our stockholder votes were cast to approve the Company’s executive compensation policies and procedures. While overall the Board believes this result affirms our stockholders’ ongoing support of the Company’s approach to executive compensation, this percentage is below the shareholder approval rate expected by the Board. As part of an ongoing effort to enhance Mobile Mini’s corporate governance, the members of the Board and senior management reached out to the Company’s largest 25 investors to gain a deeper understanding of our investor’s perspectives on our executive compensation program. Generally, we heard positive viewpoints about the governance and compensation changes we have made and investors were pleased with our overall approach to corporate governance and our ongoing incentive plans and structure. This feedback will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation.

Other Activities

In addition, the Board and the Governance Committee were active in many other areas in 2014, including:

•

monitoring and evaluating corporate governance developments, and related legislative initiatives, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”) and new SEC rules and proposals and other key areas;

•	reviewing and assessing the Company’s senior leadership and ensuring ongoing and succession planning is taking place;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and

•	reviewing and, as discussed above, proposing changes to our governing documents, including our Corporate Governance Guidelines, our Committee Charters and our Bylaws.

BOARD AND COMMITTEE MEMBERSHIP

Addition of New Directors/Board Refreshment Process

In mid-2014, the Board began a search for a new independent Director to join the Board given the Director term expiration of Mr. Swani on December 31, 2014. As part of this search, the members of the Governance Committee as well as the other members of the Board conducted an assessment of each Director and the Board as a whole in order to identify areas of expertise deemed ideal for the Board as a whole as well as the expertise then possessed by each member of the Board.

Based on the results of this assessment, members of the Board identified key areas of experience ideally possessed by any new potential Board members. Following this identification, members of the Board began a formal search for new independent Board candidates. Potential candidates were solicited through the efforts of members of the Board, senior management and the Company’s outside advisors. Members of the Board met numerous potential candidates, both formally and informally, and identified two final candidates: Ms. Dial and Ms. McWaters. The Governance Committee unanimously recommended adding both to the Board and the Board voted unanimously to do so in August 2014.

Meeting Attendance

During 2014, our Board met eight times and we had three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each member of the Audit, Compensation, and Governance Committees is an independent director in accordance with NASDAQ standards. Each of our Directors attended at least 75% of the meetings of the Board and the Board Committees on which he/she served that were held during the time he/she was a Director in 2014. Additionally, the Audit Committee held several informal meetings throughout the year with Committee members and management to discuss various topics including cybersecurity. All Board members are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All of the then current Directors attended our 2014 annual meeting of stockholders. The table below depicts Committee membership and meeting information for 2014 prior to the committee changes described below.

Name	Audit		Compensation		Nominating and Corporate Governance

Olsson

Dial(1)

Goble	X		X	*	X

Martell	X		X		X

McConnell	X	*	X		X

McNamee	X		X		X	*

McWaters(1)

Swani(2)			X

Trachtenberg

Watts	X		X		X

Total meetings during 2014	5		5		3

*	Committee Chairperson

(1)	Sara Dial and Kimberly McWaters became members of the Board in August 2014.

(2)	As of December 31, 2014, Sanjay Swani was no longer a member of the Board.

In the fall of 2014, the composition of each Committee’s membership was reorganized. The table below depicts current Committee membership.

Name	Audit		Compensation		Nominating and Corporate Governance

Olsson

Dial			X		X

Goble			X	*	X

Martell	X		X

McConnell	X	*			X

McNamee	X				X	*

McWaters	X		X

Trachtenberg(1)	X		X

Watts					X

*	Committee Chairperson

(1)	Mr. Trachtenberg was a committee observer until March 1, 2015, when he became a member of the Committee.

The Audit Committee

The Audit Committee is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met five times in 2014. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management of the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management may be found in “— Governance Information — The Board’s Role in Risk Oversight” earlier in this Proxy Statement.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. See “— Audit Committee Report” contained within this Proxy Statement.

A copy of the Audit Committee Charter is available on our Web site at www.mobilemini.com/investor under the “Corporate Governance” section of the “Investors” page.

The Compensation Committee

The Compensation Committee, which met five times in 2014, is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our incentive programs, which include our equity incentive plans and our bonus plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the named executive officers (“Named Executive Officers” or “NEOs”) identified in the 2014 Summary Compensation Table contained herein. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to our Chief Executive Officer, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and oversee a compensation consultant and such other advisors to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms. The Company has provided appropriate funding to the Compensation Committee for the foregoing purpose.

Pursuant to the authority granted to it in its Charter, during 2013 and continuing in 2014, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant and to review the competitiveness of the Company’s compensation program for our non-employee directors and our senior executive officers. PM&P also advises the Compensation Committee regarding various other executive and director compensation issues as requested. Please refer to the discussion of the “Our Executive Compensation Program Framework – Role of Compensation Consultant” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

None of the Company’s management participated in the Compensation Committee’s decision to retain PM&P. PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services PM&P provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and the Company’s award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with PM&P in 2014, and determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the New York Stock Exchange. In making this determination, the Compensation Committee noted that during 2014:

•

PM&P did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of PM&P’s total revenue;

•	PM&P maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants who worked on Company matters had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants who worked on Company matters, or PM&P, as a whole, had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants who worked on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

A copy of the Compensation Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

The Nominating and Corporate Governance Committee

The Governance Committee, which met three times in 2014, is comprised solely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of our Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; overseeing the evaluation of management, the Board and the Committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performing such other functions as the Board may from time to time assign to it. The Governance Committee also reviews and makes recommendations to the Board regarding the size and the composition of the Board. In addition, the Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below.

A copy of the Corporate Governance Committee Charter is available on our Web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation of Non-Employee Directors

We currently have eight non-employee Directors that qualify for compensation. During 2014, a total of nine non-employee directors served on the Board, including the two additional Directors added in August 2014. On the recommendation of the Compensation Committee, and in consultation with PM&P, the compensation program for non-employee Directors, included the following features.

•	The annual retainer fee for each non-employee director was increased to $45,000 for Directors, or $85,000 for the Chairman of the Board.

•	There was no fee for attending a Board meeting.

•	The annual stock award was increased to a value of $90,000 for Directors, or $135,000 for the Chairman of the Board.

•	The annual retainer fee paid to the Chairman of each of the three standing committees was increased to $15,000, and the annual retainer fees paid to non-chairman committee members was $5,000.

Annual retainer fees were pro-rated for those Directors that did not serve for the entire year period. Employee Directors do not receive any additional compensation for service on our Board. The following table sets forth information regarding the compensation earned during fiscal year 2014 by each individual who served as a non-employee Director at any time during the fiscal year.

2014 Director Compensation

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair	Committee Retainer	Total	Stock Awards (1)(2)	Total
Michael L. Watts(3)	$85,000	$—	$15,000	$100,000	$134,983	$234,983
Sara R. Dial(4)	22,500	—	—	22,500	89,976	112,476
Jeffrey S. Goble	45,000	15,000	10,000	70,000	89,976	159,976
James J. Martell	45,000	—	15,000	60,000	89,976	149,976
Stephen A McConnell	45,000	15,000	10,000	70,000	89,976	159,976
Frederick G. McNamee, III	45,000	15,000	10,000	70,000	89,976	159,976
Kimberly J. McWaters(4)	22,500	—	—	22,500	89,976	112,476
Sanjay Swani(5)	45,000	—	5,000	50,000	89,976	139,976
Lawrence Trachtenberg	45,000	—	—	45,000	89,976	134,976

(1)	Represents the grant-date fair value of the Directors’ equity awards in fiscal year 2014, as calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718. These awards vest 100% when granted. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and intended fair market value. The values included in this column have not been, and may never be realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

(2)	The Company did not grant option awards to non-employee Directors in 2014. As of December 31, 2014, each non-employee Director held the following number of unvested stock awards and unexercised stock option awards:

Name	Stock Awards	Option Awards
Michael L. Watts	—	22,500
Sara R. Dial	—	—
Jeffrey S. Goble	—	—
James J. Martell	—	—
Stephen A McConnell	—	12,500
Frederick G. McNamee, III	—	—
Kimberly J. McWaters	—	—
Sanjay Swani	—	—
Lawrence Trachtenberg	—	—

(3)	Includes $41,000 of fees prepaid in 2013 applicable to 2014.

(4)	Ms. Dial and Ms. McWaters became members of the Board in August 2014.

(5)	Mr. Swani’s term on the Board expired on December 12, 2014.

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by our Compensation Committee and adopted by our Board, effective on January 1, 2007, and were amended by the Board in early 2014. Each non-employee Director is required to own shares of our common stock having a value at least equal to five times the annual cash retainer paid to non-employee Directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. Any newly elected non-employee Director will have five years following his or her election to the Board to meet the stock ownership requirement. Until the amount contemplated by the guidelines is achieved, or if a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares or other similar full value awards, in each case netted to pay any exercise price or withholding taxes. As of the date of this Proxy Statement, all of our non-employee Directors were in compliance with this stock ownership requirement or were within the five-year phase-in period. We have also adopted stock ownership requirements for our executive officers as described herein.

SECURITIES OWNERSHIP

BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to us regarding the number of shares of our common stock beneficially owned as of the close of business on February 27, 2015, by (i) each of our Directors as of February 27, 2015, (ii) each NEO listed in the 2014 Summary Compensation Table, (iii) all of our Directors and executive officers as a group, and (iv) each stockholder we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock, as determined based on a review of filings with the SEC.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of restricted stock awards and securities that can be acquired by such person within 60 days of February 27, 2015 upon the exercise of options. Restricted stock as shown in the table below is forfeitable until vested. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of February 27, 2015 have been exercised.

Unless otherwise noted, the address of each person named in the table is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

Name of Beneficial Owner (1)	Shares (2)	Restricted Stock	Shares Acquirable Within 60 Days	Total	Percent of Class Owned (3)
Directors and Executive Officers:
Michael L. Watts	43,163	—	22,500	65,663	*
Sara R. Dial	2,409	—	—	2,409	*
Jeffrey S. Goble	25,429	—	—	25,429	*
James J. Martell	40,338	—	—	40,338	*
Stephen A McConnell	104,896	—	12,500	117,396	*
Frederick G. McNamee, III	32,818	—	—	32,818	*
Kimberly J. McWaters	2,409	—	—	2,409	*
Lawrence Trachtenberg	39,532	—	—	39,532	*
Erik Olsson	15,583	66,870	1,356,286	1,438,739	3.0%
Mark E. Funk	95,566	26,907	134,487	256,960	*
Kelly Williams	428	13,753	2,072	16,253	*
Ruth L. Hunter	1,911	12,999	11,847	26,757	*
Christopher J. Miner	16,210	10,702	32,700	59,612	*
All Directors and executive officers as a group (15 persons)	428,404	143,168	1,577,405	2,148,977	4.5%
5% Holders
T. Rowe Price Associates, Inc.(4)	7,708,056	—	—	7,708,056	16.8%
100 E. Pratt Street, Baltimore, MD 21202
BlackRock, Inc.(5)	3,964,926	—	—	3,964,926	8.7%
55 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP(6)	3,099,170	—	—	3,099,170	6.8%
Building One, 6300 Bee Cave Road, Austin TX 78746
The Vanguard Group(7)	2,944,771	—	—	2,944,771	6.4%
100 Vanguard Blvd., Malvern, PA 19355
Prudential Financial, Inc.(8)	2,771,884	—	—	2,771,884	6.0%
751 Broad Street, Newark, NJ 07102

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)	The number of shares shown does not include restricted stock awards subject to vesting requirements, which are shown in the adjacent column. Shares reported include shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority except as noted. Shares owned by Mr. McNamee include 4,100 shares of common stock held in trust. Shares owned by Mr. Trachtenberg include 29,092 shares held in trust, 4,000 shares held indirectly and 6,440 shares held in the Mobile Mini 401(k) Plan.

(3)	Percent of class owned was calculated on the basis of 45,835,888 shares of common stock outstanding as of February 27, 2015, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 27, 2015.

(4)	Amount shown includes shares owned by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“Fund”). TRP has sole voting power with respect to 1,332,745 shares and sole dispositive power with respect to 7,708,056 shares, and Fund has sole voting power with respect to 4,574,677 shares.

(5)	BlackRock Inc. has sole voting power with respect to 3,856,333 shares and sole dispositive power with respect to 3,964,926 shares.

(6)	Dimensional Fund Advisors LP has sole voting power with respect to 3,042,996 shares and sole dispositive power with respect to 3,099,170 shares.

(7)	The Vanguard Group has sole voting power with respect to 66,529 shares, sole dispositive power with respect to 2,883,042 shares and shared dispositive power with respect to 61,729 shares.

(8)	Prudential Financial, Inc. has sole voting power with respect to 177,319 shares, shared voting power with respect to 2,581,659 shares, sole dispositive power with respect to 177,319 shares and shared dispositive power with respect to 2,594,565 shares. Of the shares beneficially owned by Prudential Financial, Inc., 2,669,420 shares are owned by its subsidiary, Jennison Associates LLC and 102,464 are held by its subsidiary, Quantitative Management Associates LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that in 2014 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements except as noted below.

On March 31, 2014, it was discovered that a total of six Form 4s relating to shares withheld in lieu of taxes upon vesting of restricted stock on February 12 and March 18 for Mssrs. Olsson, Funk and Miner had not been filed. Form 4s were filed shortly thereafter in April, 2014. One Form 4 for director Steven McConnell was filed one day late with respect to two transactions.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes our Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning 5% or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect material interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to Mobile Mini than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in circumstances of a particular transaction.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The Audit Committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the Audit Committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2014

We have entered into indemnification agreements with our Directors and certain of our executive officers containing provisions that require us, among other things, to indemnify our Directors and certain of our executive officers against certain liabilities that may arise by reason of their status or service as Directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

With the ETS Acquisition, the Company acquired its subsidiary, Water Movers, Inc., an Arizona corporation, which had previously entered into two real property lease agreements with an entity partly owned by Michael L. Watts, our Chairman of the Board. These lease agreements began in 2013, prior to the acquisition, and expire in 2023. Aggregate rental payments under these lease agreements are currently $17,660 per month, or $211,920 per year. Any future proposed renewals of these lease agreements will be reviewed by the Board and the Audit Committee as related party transactions.

Except for the agreements noted in the foregoing paragraphs and the compensation arrangements and other arrangements described in “Compensation of Non-Employee Directors” and “Executive Compensation” elsewhere in this Proxy Statement, there were no transactions during our fiscal year ended December 31, 2014, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any Director, any executive officer, any holder of 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board currently consists of nine members and is classified into three classes pursuant to our current Certificate of Incorporation, with members of each class currently serving staggered three-year terms. The terms of the following Director nominees are scheduled to expire on the date of the Annual Meeting: Jeffrey S. Goble, James J. Martell and Stephen A McConnell. If Proposal 4 is approved, the Director nominees, if elected, will serve for a one-year term rather than a three-year term. See “Proposal 4 — Approve an Amendment to our Certificate of Incorporation to Effect the Declassification of Our Board” later in this Proxy Statement. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The term of Sanjay Swani expired December 31, 2014, the terms of Frederick G. McNamee, Kimberly J. McWaters and Lawrence Trachtenberg will expire in 2016, and the terms of Sara R. Dial, Erik Olsson and Michael L. Watts will expire in 2017.

All of the nominees are current Directors and have consented to serve as Directors. The Board has no reason to believe any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote “FOR” nominees or “AGAINST” nominees. Each Director nominee receiving a number of “FOR” votes that exceed the number of “AGAINST” votes will be elected as a Director. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

The persons appointed by the Board as proxies intend to vote for the election of each of these Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the Director nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Governance Committee and the Board to determine that each nominee should serve as a Director.

Our Board unanimously recommends a vote “FOR” the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Jeffrey S. Goble has served as a Director since February 2006, is the Chairman of our Compensation Committee and a member of the Governance Committee. Mr. Goble is President, Chief Executive Officer and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. He is also President, Chief Executive Officer of Access Scientific, LLC, a manufacturer of specialty vascular access devices. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Prior to 1996, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 54.

James J. Martell has served as a Director since January 2010 and is a member of the Audit Committee and the Compensation Committee. Mr. Martell serves as a Director of XPO, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS X, where he is a member of WCAS X’s Resources Group and serves as a Director of one WCAS privately-held portfolio company, Ozburn-Hessey Logistics. Mr. Martell also serves as Chairman of the Board of logistics services providers MyUS.com, Protrans International, Inc., P&S Transportation and Ameriflight. Mr. Martell graduated from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 60.

Stephen A McConnell has served as a Director since August 1998 and is the Chairman of our Audit Committee, and a member of the Governance Committee. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of the Board of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of the Board of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a Director of a number of private companies. Mr. McConnell has a B.A. in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive experience serving as a director, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 62.

The following paragraphs contain biographical and other information regarding our continuing Directors and executive officers.

CONTINUING DIRECTORS

Michael L. Watts has served as a Director since 2002 and as Chairman of the Board since December 2012. Mr. Watts is a member of the Governance Committee. Mr. Watts founded Sunstate Equipment Co. in 1977, where he serves as Executive Chairman. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011 and Water Movers Equipment Company, in 2002, which was sold in 2013 to Evergreen Tank Solutions. Mr. Watts also founded specialty equipment rental company, Trench Safety Equipment Company, and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment leasing industry knowledge to our Board. Age 67.

Erik Olsson has served as the Company’s President and Chief Executive Officer and a member of the Board since his appointment on March 18, 2013. Mr. Olsson served as President, Chief Executive Officer and a Director of RSC Holdings, Inc., a North American equipment rental provider (“RSC”), and certain of its subsidiaries from 2006 to 2013. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and became Chief Operating Officer in 2005. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil and the United States, including his last assignment from 1998 to 2000 as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, Wisconsin. He is also a Director of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial auctioneer. Mr. Olsson’s qualifications to sit on our Board include his experience in finance/accounting/control, general management, business development/strategic planning, and industry/customer knowledge as demonstrated by his financial and operating expertise, his 20 years of experience in the equipment manufacturing, sales and rental industry, including experience serving in various senior financial management positions, as well as his ability to provide the Company with a global business perspective. Age 52.

Sara R. Dial has served as a Director since August 2014, and is a member of the Compensation Committee and Governance Committee. Ms. Dial is President and CEO of Sara Dial & Associates, an economic development and government relations consulting firm and has previously served as Director of the Arizona Department of Commerce. Ms. Dial also currently serves as a director of Grand Canyon Education, Inc. and a member of the Advisory Board of BBVA Compass Bank. She is active in many local and national philanthropic boards including experience as Chairman of the Arizona School for the Arts Advisory Board and Social Venture Partners Arizona, a charitable foundation using a venture capital approach to giving. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry. She is a graduate of Stanford University with a Bachelor of Arts degree in international relations. Ms. Dial’s breadth of dealings with both businesses and governmental agencies brings a unique perspective to our Board. Age 51.

Frederick G. McNamee, III has served as a Director since June 2008 and is the Chairman of our Governance Committee and is a member of Audit Committee. He served as our Interim Co-Chief Executive Officer from December 23, 2012 until March 18, 2013. He has been a Principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s Interim Chief Technology Officer and Senior Vice President in charge of operations in Malaysia and Phoenix, Arizona. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 58.

Kimberly J. McWaters has served as a Director since August 2014, and is a member of the Audit Committee and Compensation Committee. She is currently the Chief Executive Officer and Chairman of the Board for Universal Technical Institute, Inc. (“UTI”), a publicly traded company and leading provider of postsecondary education for students seeking careers in areas such as automotive repair. Ms. McWaters has spent her entire career at UTI, and has served as Chief Executive Officer since 2003, before being appointed Chairman of the Board in 2013. Ms. McWaters also serves as a director of the Penske Automotive Group, Inc. and has served on the boards of the Boys and Girls Clubs of Metropolitan Phoenix and Fresh Start Women’s Foundation for more than a decade. She holds a Bachelor of Business Administration degree from the University of Phoenix. Ms. McWaters’ qualifications to sit on our Board include her experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company. Age 51.

Lawrence Trachtenberg has served as a Director since 1995, and is a member of the Audit Committee and Compensation Committee. He served as our Interim Co-Chief Executive Officer from December 23, 2012 until March 18, 2013. He previously served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and the Chief Financial Officer and Treasurer positions in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continued to serve the Company thereafter as a non-officer employee until February 28, 2012. Mr. Trachtenberg received his J.D. from Harvard Law School and his B.A. in Accounting/Economics from Queens College of the City University of New York. In addition to his experience in legal and accounting matters, Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service. Age 58.

EXECUTIVE OFFICERS

In addition to Mr. Olsson, the following individuals are also executive officers of the Company.

Mark E. Funk has served as our Executive Vice President and Chief Financial Officer since November 2008. Prior to joining us, he was with Deutsche Bank Securities Inc. from September 1988 to November 2008, most recently as Managing Director in its Structured Debt Group, where he had worked on numerous high profile transactions. During his tenure at Deutsche Bank, Mr. Funk worked in their New York, London, Chicago and Los Angeles offices. Prior to joining Deutsche Bank, Mr. Funk passed the certified public accountant examination and was a senior auditor with KPMG. Mr. Funk earned a Bachelor of Science in Business Administration from California State University Long Beach and an MBA from University of California, Los Angeles. Age 52.

Kelly Williams has served as our Executive Vice President, Operations since June 2014. He joined Mobile Mini in July 2013 and has previously served as our Senior Vice President, Western Division and Regional Manager. Prior to joining us, Mr. Williams spent eight years in the equipment rental industry, including at RSC Holdings Inc., as a Vice President, Regional Vice President, Regional Sales Director, Regional Fleet Director and District Manager. He has also spent ten years in the car rental business in various leadership roles. Mr. Williams earned a Bachelor of Arts degree from Anderson University. Age 44.

Ruth L. Hunter has served as our Senior Vice President of Sales and Marketing since October 2013. Prior to joining us, she worked at GE Capital for over 20 years. A graduate of GE’s Financial Management Program, Ms. Hunter had progressive roles in finance, sales and marketing. Most recently, she served as Commercial Development Leader for GE Capital Americas and Commercial Excellence and Access GE Leader for GE Australia & New Zealand. Ms. Hunter is a graduate from the University of Toronto, with a Bachelor of Commerce. She has been a CFA Charterholder since 2004. Age 45.

Christopher J. Miner has served as Senior Vice President and General Counsel since December 2008. He joined Mobile Mini in June 2008 as Vice President and General Counsel. He was previously a partner at DLA Piper from 2007 to 2008 and advised numerous corporate and financial institution clients on merger, acquisition and capital markets transactions. Prior to that, he was a partner at Squire, Sanders & Dempsey, which he joined in 2004. He was an attorney in New York and Europe with Davis Polk & Wardwell from 1999 to 2004 where he specialized in corporate and securities law. Mr. Miner received a B.A. and a J.D. from Brigham Young University. Age 43.

Lynn M. Courville has served as Senior Vice President, Human Resources since August 2013. Ms. Courville joined Mobile Mini in March 2012 as Vice President of Human Resources and Employee Engagement. Prior to joining us, she was Director of Human Resources for National Construction Rentals from March 2009 to March 2012 and Senior Director of Human Resources for Mobile Storage Group from July 2004 to September 2008. Ms. Courville held various human resources positions for RSC Holdings from September 1993 to June 2004. Ms. Courville is a certified Senior Professional in Human Resources. She earned a Bachelor of Science in Human Services Administration from California State University, Fullerton and an MBA from Western International University. Age 51.

Audra L. Taylor has served as our Vice President and Chief Accounting Officer since September 2013. Prior to joining us, she served as Vice President of Finance of LifeLock, Inc. from May 2013 until September 2013. She was Vice President and Controller of RSC Holdings, Inc. from November 2011 until August 2012. From March 2000 to November 2011, Ms. Taylor was the Chief Financial Officer and Chief Operating Officer at McMurry, Inc. Ms. Taylor holds a degree in accounting from Ferris State University and is a registered Certified Public Accountant. Age 44.

There are no family relationships among any of our current directors or executive officers.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

Our Board and Audit Committee engaged KPMG LLP, effective as of May 17, 2013, as our independent registered public accounting firm beginning with the audit for the year ending December 31, 2013, including the 2013 quarterly reviews. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.

Ernst & Young LLP previously was engaged to audit our consolidated financial statements for the year ended December 31, 2012 and was dismissed as our independent registered public accounting firm on May 15, 2013. During the years ended December 31, 2012 and 2011, and through May 15, 2013, we had no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Ernst & Young LLP’s audit reports on our consolidated financial statements for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2012 and 2011, and through May 17, 2013, neither we, nor anyone on our behalf, consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG LLP to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of KPMG LLP will attend the Annual Meeting, have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2014 provided by KPMG LLP were pre-approved by the Audit Committee.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2015 will stand, unless the Audit Committee determines there is a reason to make a change.

Our Board unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for 2015.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and 2013, as applicable, and fees billed for other services rendered by KPMG LLP and Ernst & Young LLP, as applicable, during those periods.

Fee Category	2014 Fees	2013 Fees
Audit fees(1)	$950,757	$779,374
Audit-related fees	—	—
Tax fees(2)	109,778	164,978
All other fees(3)	199,300	—

Total fees	$1,259,835	$944,352

(1)	Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the review of the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC; and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In 2014, we incurred audit fees of $920,757 to KPMG LLP. In 2013, we incurred fees of $573,706 to KPMG LLP for audit fees for the period commencing on May 17, 2013 and $40,000 to Ernst & Young LLP for the first quarterly review in 2013. An additional $30,000 and $165,668 was paid to Ernst & Young LLP for transition services (consents, review of work papers and review of preferability letter) in 2014 and 2013, respectively.

(2)	Tax fees relate to tax compliance and consulting services related to federal, state, local and franchise taxes, as well as compliance and advisory services related to the Company’s United Kingdom operations and the Company’s Canadian subsidiary. In 2013 and 2014, we incurred fees of $164,978 and $4,408, respectively to Ernst & Young LLP for tax consulting services.

(3)	All other fees in 2014 relate to fees incurred to KPMG LLP to perform quality of earnings analysis related to the ETS Acquisition.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)

Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plan, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2014, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), and

(3)	received the written disclosure and letter from KPMG LLP with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed the matters therein with KPMG LLP.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)

Frederick G. McNamee, III

James J. Martell

Kimberly J. McWaters

Lawrence Trachtenberg

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

The Dodd-Frank Act requires that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as described in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure as set forth in this Proxy Statement. Please read the “Compensation Discussion and Analysis” section contained herein this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2014 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board or our compensation policies as they relate to risk management.

The “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

As noted in the CD&A, our 2014 financial performance was characterized by significant growth in revenues, strong margins and substantial cash flow generation allowing us to pay down debt and return shareholder value. Please refer to the CD&A and accompanying tables and, in particular, the “Our Executive Compensation Program Framework” contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

As described in further detail in the CD&A, our CEO joined the Company in March 2013. As a result, much of the 2013 compensation reported in the Summary Compensation Table for the CEO reflected inducement stock grants and is one-time in nature, rather than reflective of our ongoing compensation program. The Board and the Compensation Committee request that stockholders keep the one-time nature of these payments in mind when considering their vote on this Proposal 3.

The vote solicited by this Proposal 3 is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the Annual Meeting of Stockholders.”

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution.

PROPOSAL 4 — APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO EFFECT THE DECLASSIFIFICATION OF OUR BOARD

(Item No. 4 on the Proxy Card)

Background

Our Certificate of Incorporation currently divides the Board into three classes. Each class is elected for three-year terms, with the terms staggered so that approximately one-third of our directors stand for election each year. There are currently three Directors with terms expiring at the Annual Meeting: Jeffrey S. Goble, James J. Martell and Stephen A McConnell; three Directors with terms expiring at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”): Frederick McNamee, Lawrence Trachtenberg and Kimberly J. McWaters; and three Directors with terms expiring at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”): Michael L. Watts, Erik Olsson and Sara R. Dial.

The Board recommends an amendment to our Certificate of Incorporation that would provide for a phased-in declassification of the Board and require each Director nominee in the future to be elected annually for a one-year term. If this proposal is approved by our stockholders, the Board also will approve conforming amendments to our Second Amended and Restated Bylaws (“Bylaws”).

Proposed Declassification Amendment

Under the proposed amendment to our Certificate of Incorporation, the declassification of the Board would be phased in over a two-year period. In accordance with Delaware corporate law, declassification would not result in the curtailment of any incumbent Director’s term of office prior to the expiration of that term. Beginning with the Annual Meeting, as each Director’s existing three-year term expires, such Director would stand for election annually, and by our 2017 Annual Meeting, all Directors would stand for election annually. In addition, under the proposed amendment to our Certificate of Incorporation, until the Board is fully declassified, any Director appointed to the Board to fill a vacancy will hold office until the next election of the class for which such Director is chosen. Following the full declassification of the Board, any Director appointed to the Board to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Delaware corporate law provides that the members of a classified Board may be removed only for cause. Accordingly, all of our Directors are currently removable only for cause. If this proposal is approved, a member of our Board may be removed with or without cause once he or she is elected to a one-year term.

The foregoing description of the effects of the proposed amendment to our Certificate of Incorporation is qualified in its entirety by reference to the full text of the proposed Certificate of Amendment to the Certificate of Incorporation, a copy of which is attached as Appendix A to this Proxy Statement.

Rationale for Declassification of the Board

In the past, our Governance Committee and our Board as a whole have believed that a classified board structure served the best interests of the Company and its stockholders. A classified board generally provides for board continuity and stability and promotes the ability of the Board to focus on the long-term strategies and interests of the Company and the creation of stockholder value. In addition, a classified board structure can assist in attracting and retaining committed Directors who are able to develop a deeper knowledge of the Company’s business and the environment in which it operates.

In accordance with their continuing evaluations of trends and developments in corporate governance, the Governance Committee and the Board as a whole have reviewed the governance issues with respect to classified boards. While the Governance Committee and the Board as a whole continue to recognize the potential benefits of classified boards, they also are committed to ensuring maximum accountability to our stockholders and believe that the declassification of the Mobile Mini Board would provide stockholders with the opportunity to register their views on the performance of the entire Board over the prior year at each annual meeting. As a result, the Governance Committee recommended to the Board that a proposal to declassify the Board be submitted to the Company’s stockholders at the Annual Meeting, and the Board unanimously approved the recommendation.

Legal Effectiveness

If it is approved by the requisite affirmative vote of our stockholders, this proposal will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. We intend to make this filing promptly after the Annual Meeting if this proposal is approved. If this proposal does not receive the required number of votes in favor of it, our Certificate of Incorporation will not be amended and our Board will remain classified with all of our Directors continuing to serve three-year terms in accordance with the current terms of our Certificate of Incorporation. If this proposal is approved by our stockholders, the Board also will approve conforming amendments to our Bylaws.

Required Stockholder Approval

The affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock of the Company entitled to vote on this proposal is required to approve an amendment to the Certificate of Incorporation to effect the declassification of the Board. Abstentions and broker non-votes will be counted as if voted “AGAINST” this proposal.

Our Board unanimously recommends a vote “FOR” the approval of an amendment to our Certificate of Incorporation to effect the declassification of our Board.

PROPOSAL 5 — APPROVAL OF AN EXTENSION, AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN

(Item No. 5 on the Proxy Card)

General

At our 2006 annual meeting of stockholders, the stockholders approved the Equity Incentive Plan. The plan’s original ten year term will expire on February 22, 2016. Therefore, we are now asking our stockholders to approve an extension, amendment and restatement of the Equity Incentive Plan that extends the term through March 2025. At this time we are not asking our stockholders to approve an increase in the maximum number of shares that may be issued pursuant to the plan above the currently authorized 6,200,000 total shares. There are approximately 2.5 million shares left remaining for issuance under the Plan. The proposed amended plan is substantially identical to the existing 2006 Equity Incentive Plan. Proposed changes include: (i) a new separate annual dollar limit on performance-based awards; and (ii) the addition of the following as possible performance metrics for any future performance-based awards: EBITDA margin, completion of an identified special project, and completion of a joint venture or other corporate transaction, in addition to reapproving the existing performance metrics that are in the plan.

The amended and restated plan also now allows awards to consultants, clarifies how shares may be returned to the plan and reused for grants, and rather than provide for automatic grants to directors, sets a per director maximum share value of annual director grants.

Based on current grant practice, we believe that the number of shares remaining under the plan noted above will suffice for equity grants for four to five years, depending upon Company activity and our stock price. Consistent with our past practice, we would seek stockholder approval for additional authorized shares when additional shares are necessary to maintain our equity programs.

Various types of stock-based awards may be issued under the Equity Incentive Plan, including stock options, shares of restricted stock, restricted stock units, and stock appreciation rights. The Equity Incentive Plan is administered by the Compensation Committee of our Board, and all of our employees, consultants, and directors are eligible to be granted awards under the Equity Incentive Plan. Awards are made at the discretion of the Compensation Committee.

The Equity Incentive Plan is the method we currently use to provide equity incentive compensation to eligible employees, and non-employee directors. The Board believes that the Equity Incentive Plan is in the best interest of stockholders and the Company because equity awards granted under the Equity Incentive Plan help to attract, motivate, and retain talented service providers, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees. If the Compensation Committee and management granted fewer equity awards to employees, they would need to provide compensation in other forms to provide a total compensation package that is competitive with other companies.

In adopting this amended and restated Equity Incentive Plan, the Board considered the following factors:

•	The plan will expire soon and therefore must be extended so that the Company may continue to provide equity compensation.

•

An analysis of the Company’s overall equity plan dilution and annual share utilization (“burn rate”) relative to its peer group. The results of the analysis indicated that the Company was roughly at the median of its peer group in terms of overall plan dilution (shares available and outstanding grants from the plan) and annual burn rate.

•	If the plan is not extended, our ability to continue to use equity-based awards as a key component of executive compensation will be severely restricted.

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to extend the term of the Company’s Equity Incentive Plan and approve and reapprove the performance measures and per person limits. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Our Board unanimously recommends a vote “FOR” the amended and restated Equity Incentive Plan.

Purpose of the Equity Incentive Plan

The Equity Incentive Plan allows us to make broad-based grants of stock options, restricted stock awards and other stock-based compensation, any of which may or may not require the satisfaction of performance objectives, to employees, consultants and to non-employee directors. The purpose of these equity awards is to attract, motivate and retain talented employees, consultants and non-employee directors, align employee and stockholder interests, link employee compensation with Company performance, and maintain a culture based on employee stock ownership.

Key Features Designed to Protect Stockholders’ Interests

The Equity Incentive Plan’s design reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following plan features:

•

No Evergreen Feature. The maximum number of shares available for issuance under the Equity Incentive Plan is fixed and cannot be increased without stockholder approval. In addition, the Equity Incentive Plan expires by its terms on a specified date.

•	Repricing Prohibited. Stockholder approval is required for any repricing of underwater awards.

•	No Discount Awards. Stock options and stock appreciation rights must have an exercise price no less than the closing price of stock on the date the award is granted.

•	Per-Participant Limit on Awards. The Equity Incentive Plan limits the size of awards that are intended to be performance-based awards that may be granted during any one year to any one participant.

•

Award Design Flexibility. Different kinds of awards may be granted under the Equity Incentive Plan, giving us the flexibility to design our equity incentives to work with other elements of compensation and support our attainment of strategic goals.

•	Performance-Based Awards. The Equity Incentive Plan permits the grant of performance-based stock awards that are payable upon the attainment of specified performance goals.

•

Deductibility of Awards. The Equity Incentive Plan includes provisions intended to meet the requirements for deductibility for under Section 162(m) of the tax code, including by qualifying payments under the Equity Incentive Plan as “performance-based compensation.” As such, most of the executive compensation is designed to be deductible under Section 162(m).

Key Terms of the Equity Incentive Plan

The following is a summary of the key provisions of the Equity Incentive Plan, assuming that stockholders approve this Proposal 5. The following summary of major features of the Equity Incentive Plan is qualified in its entirety by reference to the actual text of the Equity Incentive Plan, set forth as Appendix B of this Proxy Statement.

Plan Term:	Ten Years

Eligible Participants:	Employees of the Company and its subsidiaries, consultants and non-employee directors of the Company. As of March 12, 2015, there were approximately 1,900 employees and 8 non-employee directors eligible to participate in the Equity Incentive Plan. Additionally, certain consultants may be eligible for participation. The Compensation Committee will determine which individuals will participate in the Equity Incentive Plan.

Shares Authorized:	6,200,000 shares (all of which were previously approved by the Company’s stockholders and of which approximately 2.5 million shares remain available for issuance) subject to adjustment only to reflect stock splits and similar events. If any award expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the plan. Shares will not be treated as having been issued under the plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or reacquired by the Company in satisfaction of a tax withholding obligation in connection with an option or a stock appreciation right or that are tendered in payment of the exercise price of an option will not be made available for new awards under the plan. Upon the exercise of a stock appreciation right or net exercise of an option, the number of shares available under the plan will be reduced by the gross number of shares for which the award is exercised. The number of shares that may be issued as incentive stock options under Section 422 of the tax code is 6,200,000 shares.

Award Types:	Stock options; restricted stock awards; restricted stock units; stock appreciation rights; performance stock; performance stock units; and cash-based or other stock-based awards.

Share Price Limit:	No shares subject to equity awards granted under the Equity Incentive Plan may have an exercise price or purchase price per share that is less than fair market value on the applicable date of grant.

162(m) Share Limits:	So that awards may qualify under Section 162(m) of the Internal Revenue Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain senior executives, the Equity Incentive Plan limits awards to covered participants such that no more than 300,000 shares may be made subject to awards granted to a covered employee in any one year and no more than $5 million may be received by a covered employee in any one year under the plan.

Award Terms:	Stock options generally will have a term no longer than ten years. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock units and other stock-based awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Vesting:	Determined by the Compensation Committee. Options generally vest over three years. Restricted stock awards to employees generally vest over four years. Awards to non-employee directors are fully vested upon award.

Not Permitted:	Granting stock options or other awards at a price below the market price of the Company common stock on the date of grant; or, repricing or reducing the exercise price of a stock option or other stock award without stockholder approval.

Eligibility and Non-Employee Director Awards

Only employees of the Company and its subsidiaries, designated consultants, and our non-employee directors are eligible to received awards under the Equity Incentive Plan. The Compensation Committee determines which individuals will participate in the Equity Incentive Plan.

A nonemployee director may not be granted awards under the plan in any fiscal year for more than the number of shares determined by dividing $250,000 by the fair market value of a share of our common stock on the trading day immediately preceding the applicable grant date.

As of March 12, 2015 there were approximately 1,900 employees and 8 non-employee directors eligible to participate in the Equity Incentive Plan. Additionally, certain consultants may be eligible for participation.

Awards

The Equity Incentive Plan allows the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, shares of common stock, and other stock-based awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the amount of awards to employees. The use of performance-based requirements will be considered in the context of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices. Our current practice is to make one-half of an award to a senior management level employee subject to vesting over time and one-half subject to vesting based upon performance-based requirements.

The following table shows the number of options granted under the Equity Incentive Plan to the persons listed below as of March 12, 2015.

Name / Description	Position	Number of Options Received
Named Executive Officers:
Erik Olsson	Chief Executive Officer, President	157,980
Mark E. Funk	Chief Financial Officer, Executive Vice President	260,708
Kelly Williams	Executive Vice President, Operations	56,309
Ruth L. Hunter	Senior Vice President, Sales and Marketing	55,021
Christopher J. Miner	Senior Vice President, General Counsel	82,120
Total executive officers as a group (7 persons)		646,813
Non-employee Directors as a group (8 persons)		28,750
Each associate of any such Directors, Executive Officers or Nominees		—
Each Nominee for election as Directors		—
Jeffrey S. Goble		13,750
James J. Martell		—
Stephen A McConnell		7,500
Each other person who received 5% of such options
Steven G. Bunger	Former Chief Executive Officer, President	217,987
Deborah Keeley	Former Senior Vice President, Chief Accounting Officer	84,038
All employees, including all current officers who are not executive officers, as a group		401,630

Vesting and Exercise of Stock Options and SARs

The exercise price of stock options granted under the Equity Incentive Plan may not be less than the market value (the closing price, as reported on the NASDAQ Stock Market) of our common stock on the date of grant. The option term may not be longer than ten years and the Compensation Committee sets the vesting schedule when the grants are awarded. The Compensation Committee may establish performance vesting criteria, if any, provided that no stock option may be exercised less than one-half year from the date of grant. We require the participant to satisfy tax-withholding requirements before issuing common stock under the Equity Incentive Plan. Similar terms and limitations apply to SARs, in the event any are granted under Plan. Options that are contingent upon continued employment or the passage of time are currently awarded subject to vesting in equal installments over three years.

Vesting of Restricted Stock

The Compensation Committee may make the grant, issuance, retention, and/or vesting of restricted stock (and restricted stock units, in the event any are ever issued) contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. Except in the case of death, disability, or retirement of the participant, vesting of restricted stock and RSUs that is contingent upon the achievement of performance objectives must be based on performance over a period of not less than one year. Awards that are contingent upon continued employment or the passage of time are currently awarded subject to vesting in equal installments over four years from the date of award.

Dividends

Unless otherwise provided by the Compensation Committee, no adjustment may be made in shares issuable under awards due to cash dividends that may be paid or other rights that may be issued to the holders of shares before their issuance under any award. The Compensation Committee will specify whether dividends or dividend equivalent amounts are to be paid to any participant with respect to the shares subject to any award that have not vested or been issued, or that are subject to any restrictions or conditions on the record date for dividends.

Eligibility under Section 162(m) of the Tax Code

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the tax code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the tax code, the performance criteria will be based on stock price appreciation (in the case of options or stock appreciation rights) or on one or more of the other factors set forth in the Equity Incentive Plan (which may be adjusted as provided in the Equity Incentive Plan), applied either individually, alternatively, or in any combination, to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award. The performance criteria that may be used for awards, as set forth in the Equity Incentive Plan are (a) net earnings or net income (before or after taxes); (b) earnings per share; (c) sales, including net sales growth and volume; (d) leasing revenues; (e) internal growth rate; (f) compound annual growth rate; (g) net operating profit; (h) return measures (including, but not limited to, return on assets, capital, invested capital, capital employed, equity, or sales); (i) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (j) earnings before or after taxes, interest, depreciation, and/or amortization; (k) gross or operating margins; (l) productivity ratios; and (m) stock price (including, but not limited to, growth measures and total shareholder return). The following performance measures are added in the amended and restated plan: EBITDA margin, completion of an identified special project, and completion of a joint venture or other corporate transaction.

By approving the amended and restated plan, the stockholders will be specifically approving, among other things:

•	the eligibility requirements for participation in the plan;

•	the maximum numbers of shares for which stock-based awards intended to qualify as performance-based may be granted to an employee in any fiscal year;

•	the maximum dollar amount that a participant may receive under a cash-based award intended to qualify as performance-based for each fiscal year contained in the performance period; and

•

the performance measures that may be used by the Compensation Committee to establish the performance goals applicable to the grant or vesting of awards under the plan that are intended to result in qualified performance-based compensation.

To the extent that an award under the Equity Incentive Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m) of the tax code, the performance criteria can include the achievement of strategic objectives as determined by the Compensation Committee or the Board.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, and/or vested under an award due to satisfaction of performance criteria may be reduced by the Compensation Committee based on any further considerations that the Compensation Committee may determine in its sole discretion.

Transferability

Unvested awards granted under the Equity Incentive Plan, as well as stock options prior to their exercise, are not transferable except by will or the laws of descent and distribution, except that the Compensation Committee may in its absolute discretion consent to permit the transfer of any award upon request of a participant.

Administration

The Compensation Committee administers the Equity Incentive Plan. The Compensation Committee selects the individuals who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Equity Incentive Plan, establishes the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Equity Incentive Plan and establish, amend and rescind any rules relating to the Equity Incentive Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or individuals in particular locations.

Amendments

The Board may terminate, amend or suspend the Equity Incentive Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to amend the Equity Incentive Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder or pursuant to the Exchange Act or any rule promulgated thereunder or pursuant to NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of the Company’s common stock, or any similar event affecting the Company’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the Equity Incentive Plan, and subject to the various limitations set forth in the Equity Incentive Plan, the number and kind of shares subject to outstanding awards under the Equity Incentive Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of the Company on outstanding awards granted under the Equity Incentive Plan would be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the Equity Incentive Plan, the specific grant agreements and any applicable employment agreement. Such agreements may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash. Under our currently outstanding option agreements, in the event of a merger or other specified transaction, the stock option will vest as to the number of shares that would have vested if the employee had remained employed throughout the vesting period.

U.S. Tax Consequences

The federal tax rules applicable to the Equity Incentive Plan under the tax code as currently in effect are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Stock option grants under the Equity Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and a deduction is not taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is governed by Section 83 of the tax code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

The American Jobs Creation Act of 2004 added Section 409A to the tax code, generally effective January 1, 2005. Section 409A covers certain programs that defer the receipt of compensation to a future year. It provides rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not affect our ability to deduct deferred compensation. We do not expect to grant a significant number of awards under the Equity Incentive Plan that are subject to Section 409A.

As described above, awards granted under the Equity Incentive Plan may qualify as “performance-based compensation” under Section 162(m) of the tax code. To qualify, options and other awards must be granted under the Equity Incentive Plan by a committee consisting solely of two or more “outside directors” (as defined in the Section 162(m) regulations) and satisfy the Equity Incentive Plan’s limit on the total number of shares (or dollar limit) that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock-settled SARs to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Equity Incentive Plan, as established and certified by a committee consisting solely of two or more “outside directors.” The Compensation Committee may grant awards that are not deductible under Section 162(m) if the Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.

EQUITY COMPENSATION PLAN INFORMATION

We maintain the 1999 Stock Option Plan (the “1999 Plan”) and the Equity Incentive Plan. The 1999 Plan expired in 2009 and no additional options may be granted thereunder, but outstanding options continue to be subject to the terms of the 1999 Plan until their exercise or termination. The following table summarizes our equity compensation plan information as of December 31, 2014. Information is included for both equity compensation plans approved by our stockholders and equity plans not approved by our stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a) (c)
	(In thousands)		(In thousands)
Equity compensation plans approved by
Mobile Mini Stockholders (1)	649	$35.03	2,902
Equity compensation plans not approved by
Mobile Mini Stockholders (2)	2,000	31.45	—

Totals	2,649	$32.33	2,902

(1)	Of these shares, options to purchase 28,650 shares were outstanding under the 1999 Plan and options to purchase 620,449 shares were outstanding under the Equity Incentive Plan.

(2)	Reflects shares subject to an outstanding stock option agreement awarded as a non-plan based inducement grant in connection with the hiring of Mr. Olsson as the Company’s President and Chief Executive Officer. This grant was made pursuant to NASDAQ rule 5635(c)(4).

On March 12, 2015, the closing price of Mobile Mini’s common stock as reported by The NASDAQ Stock Market was $41.11.

No awards will be granted under the amended and restated plan prior to its approval by the shareholders of the Company. All awards will be granted at the discretion of the Compensation Committee, and, accordingly, are not yet determinable.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes Mobile Mini’s executive compensation program for 2014. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (the “Committee”) of the Board made 2014 compensation decisions for the following NEOs:

NEO	Title
Erik Olsson	President & Chief Executive Officer
Mark Funk	Executive Vice President & Chief Financial Officer
Kelly Williams	Executive Vice President, Operations
Ruth Hunter	Senior Vice President, Sales & Marketing
Chris Miner	Senior Vice President & General Counsel

EXECUTIVE SUMMARY

2014 Strategic Performance Achievements and Looking Ahead to 2015

Mobile Mini continued to execute on its growth plans throughout 2014 in order to drive shareholder value and returns. Throughout 2014, our primary strategic goal was to grow revenue and expand our operating margins through leverage of our infrastructure, disciplined capital expenditures, and continuous improvements in efficiency. To achieve these objectives we focused on generating growth in our core leasing business through strong organic growth, opportunistic geographic expansion, and innovative product offerings. We also actively managed fleet utilization and sought to control costs. Some of our 2014 strategic achievements included:

•

Successful completion of the acquisition of Gulf Tanks Holdings, Inc., a Delaware corporation and parent company of Evergreen Tank Solutions, Inc., a Delaware corporation (the “ETS Acquisition”), providing us with another major growth channel,

•	Execution on our geographic expansion strategy with eight portable storage acquisitions, and

•	Utilization of strong free cash flow to create and return shareholder value through multiple channels:

¡	Repurchase of $25 million in treasury shares, and

¡	Payment of $31.4 million in shareholder dividends.

The ETS acquisition creates a combined company that is the leading provider of portable storage solutions in North America and the U.K., as well as a leading provider of specialty containment solutions in the U.S. petrochemical and industrial segments. As of December 31, 2014, we operate our portable storage business from 136 locations throughout North America and in the U.K., and have a portable storage fleet of 213,500 units. The recently acquired ETS business serves customers through 24 locations with a fleet of 10,300 units.

In 2015, further key initiatives will include a focus on the integration of ETS and Mobile Mini, as well as opportunities for cross-selling of products and growth by leveraging Mobile Mini’s and ETS’ respective geographic coverage and customer bases. We will also focus on the implementation of a new enterprise resource planning system to further increase efficiency and data management, and provide a scalable platform for growth. Finally, we have recently announced a 10% increase in our dividend payout.

2014 Financial Performance Achievements*

2014 was a year of strong financial performance that saw higher revenues, EBITDA, free cash flow and returns to shareholders. For the year ended December 31, 2014, we:

•	Increased total revenues 9.6% to $445.5 million,

•	Grew Adjusted EBITDA to $162.1 million at an EBITDA margin of 36.4%,

•	Increased year-over-year portable storage rental rates by 7.3%, and yield by 10.5%,

•	Grew leasing revenues 12.0% year-over-year, 10.6% within portable storage solutions, and

•	Generated $104.8 million of free cash flow.

Additionally, excluding acquisition costs, the $109.9 million of free cash flow we generated is the highest ever generated by Mobile Mini. In addition to reinvesting in the business during 2014, we returned more than $56 million to our shareholders through quarterly dividends and repurchased treasury shares. Our consistent delivery of robust free cash flow has enabled us to create and return shareholder value through these multiple channels. We expect to continue these programs and, in addition to raising our quarterly dividend amount, have purchased $15.0 million in treasury shares already in 2015.

*	For a discussion of our use of non-GAAP financial measures and a reconciliation of adjusted EBITDA to operating income and free cash flow to net cash provided by operating activities, please see Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2014.

2014 Governance Highlights, Including “Say on Pay” Results and Committee Response

Each year, we consider the result of the “say on pay” vote cast by our stockholders as we evaluate our executive compensation program. In 2014, we provided our stockholders with the opportunity to approve, or vote against, the compensation of our NEOs. Approximately 64% of the votes cast approved the executive compensation program. Because this is below the shareholder approval rate the Board expects, and as part of an ongoing effort to enhance Mobile Mini’s corporate governance, the Governance and Compensation Committees launched an enhanced investor outreach program and undertook several important governance and compensation initiatives:

•	Declassification of the Board of Directors

•	Adoption of majority voting

•	Implementation of increased stock ownership guidelines for directors and NEOs

•	Adoption of a clawback policy for NEOs relating to previously awarded compensation

•	Addition of two new directors, Sara Dial and Kim McWaters

Over the course of several meetings, the members of the Board and senior management also reviewed information from several shareholder advisory services, recent market data and spoke with our largest shareholders. We reached out to our top 25 investors, representing approximately 80% of shares, in order to gain a deeper understanding of our investors’ perspectives on our executive compensation program.

In our discussions with our largest shareholders and one of the large shareholder advisory firms, we heard generally positive viewpoints about the governance and compensation changes we have made, our overall approach to corporate governance and our ongoing incentive plans and structure.

With the 2014 governance changes, together with the compensation policies and practices previously implemented, we believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. A summary of our compensation governance practices are listed below:

We do	We do not
✓ Place heavy emphasis on variable compensation, which includes cash and equity awards that are entirely dependent on the achievement of short-term and long-term financial goals	× Offer compensation-related tax gross ups
✓ Use performance-related long-term compensation in the form of “premium” stock options	× Have any significant perquisites
✓ Have stock ownership requirements for executives and directors that reinforce alignment between shareholders and our NEOs	× Allow pledging, hedging, and trading in derivatives of Mobile Mini securities
✓ Have an executive compensation clawback policy to ensure accountability	× Have special retirement programs
✓ Have an independent compensation consultant advising the Compensation Committee	× Re-price stock options
✓ Actively solicit feedback from our shareholders on compensation and governance matters	× Guarantee bonuses

2014 Executive Compensation Program Changes

We continued to enhance our executive compensation program in 2014 by adopting the following changes:

New Incentive Compensation Features	Summary of Changes	Rationale for Change
Annual Incentives (“Annual Employee Bonus Plan”)	• At a Corporate level, the financial performance measures were Adjusted Compensation EBITDA (50%) and Return on Capital Employed (“ROCE”) (50%) • EPS is no longer a metric.	• Measures are more closely correlated with creating shareholder value over the long term
Equity Compensation (Annual Long-Term Incentives (“LTI”))	• Substantially reduced eligibility, limiting participation to those employees with the most impact on future value creation and granted equity as percentage of base salary based on level	• More effective deployment of equity; lower dilution

•  The mix of equity was revised: 50% is in the form of stock options with a premium exercise price (15% premium to stock price at grant and vest over 3 years), and 50% of the grant value is time-based (service-vested over 4 years) restricted stock

• Incorporates a strong performance-based element to our equity grants with an increased emphasis on our long-term stock performance
New Compensation Governance Policies	Summary of Changes	Rationale for Change
Stock Ownership Guidelines

NEOs have the later of five years from their dates of hire or the effective date of the policy to meet the following guidelines:

•  CEO: 5x base salary

•  EVPs and SVPs: 3x base salary

•  VPs: 1x base salary

• Better aligns with market practice and stockholder expectations

Clawback Policy	Incentive compensation can be recouped by the Company in the event of a financial restatement caused by fraud or intentional manipulation of performance measures that affect incentive plan payments.	• Better aligns with market practice and stockholder expectations

2014 Compensation Decisions & Actions

Following are highlights of the key compensation decisions made by the Committee for 2014:

•	Base salaries for our NEOs increased between 0% and 7%.

•	The 2014 Annual Employee Bonus Plan paid out at 76% of target.

•	NEOs received LTI granted in the form of “premium” stock options and restricted stock.

Please refer to “Our Executive Compensation Program in Detail” following, for more information.

OUR EXECUTIVE COMPENSATION PROGRAM FRAMEWORK

Our Compensation Philosophy & Objectives

There are three primary tenets that support Mobile Mini’s executive compensation program compensation philosophy and objectives:

•

Attract, motivate and retain superior people in key positions. We believe executives’ target total direct compensation (“TDC”) should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for market share and executive talent. We use a mix of fixed (cash) and variable (cash and equity) pay to support this objective.

•

Reward the achievement of identified financial goals by the Company. We believe that a significant portion of an executive’s TDC should be variable and emphasize an appropriate balance of both short and long-term financial and strategic performance. We focus our executives on performance measures that we believe are critical to enhancing long-term shareholder value creation, including adjusted compensation EBITDA and ROCE.

•

Align the interests of the Company’s executives with those of its stockholders. We believe delivering a significant portion of TDC to our NEOs in the form of long-term incentives that are impacted by our stock price provides a clear incentive to drive long-term shareholder value creation. It also supports our retention goals, encourages stock ownership and does not promote unnecessary or excessive risk taking.

Our philosophy and objectives are supported by the following principle elements of pay in our executive compensation program:

Element	Form	Description
Base Salary	Cash (Fixed)	• The fixed amount of compensation for performing day-to-day responsibilities. NEOs are generally eligible for increases annually, depending on Company and individual performance.
Annual Bonus	Cash (Variable)

•  Provides competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals measured over the current year.

•  Targeted compensation is based primarily on the realization of specific adjusted compensation EBITDA and ROCE objectives.

Annual LTI	Equity (Variable)

•  50% is in the form of stock options with a premium exercise price (15% premium to stock price at grant and vesting over 3 years).

•  50% of the grant value is time-based (service-vested over 4 years) restricted stock

NEOs are also eligible for other benefits, including a qualified 401(k) Plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and may receive a company matching contribution. Modest ancillary benefits are also provided to executives by the Company. See “401(k) Savings Plan and Other Retirement Benefits” for more information.

Pay Mix

While the Summary Compensation Table sets forth annual compensation data in accordance with SEC requirements, the Committee considers additional perspectives beyond this format when evaluating our compensation program. This allows us to better understand how our annual pay opportunities and mix of pay elements compare to our competitors, as well as how compensation actually earned (rather than theoretically achievable) aligns with our performance.

The charts below show that most of our NEOs’ total TDC for 2014 is variable (71% for our CEO and an average of 62% for our other NEOs). These charts exclude one-time sign-on awards, as well as the value of other benefits and perquisites.

Both individual compensation elements and TDC are structured to be closely aligned with the compensation of similarly-sized U.S.-based companies in our industry and related industries. We believe the salaries we pay to our NEOs are appropriate relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of PM&P’s 2013 compensation review, which reflected that our base salaries were approximately at the 50th percentile levels in the aggregate relative to market.

In developing the target TDC arrangement for our CEO, the Board placed significant emphasis on aligning Mr. Olsson’s compensation with stockholder value creation. Particular emphasis was placed on stock-based compensation, which has inherent performance criteria. Mr. Olsson’s target TDC (i.e., base salary, annual bonus, and annual LTI) for fiscal year 2014 was $3.5 million, which was the same as his target TDC from fiscal 2013 (excluding his sign-on incentive grants).

Element of TDC	2013 Target TDC	2014 Target TDC
Base Salary	$1,000,000	$1,000,000
Target Annual Bonus	1,000,000	1,000,000
Target Annual LTI	1,500,000	1,500,000

The Decision Making Process

Role of Compensation Committee

The Committee oversees the executive compensation program. The Committee is comprised solely of independent, non-employee members of the Board. The Committee works very closely with management and the Committee’s independent consultant, PM&P, to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Compensation charter, which is available on the Company’s website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

The Committee typically works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets the executive compensation plan during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year. The CEO typically makes recommendations for any yearly increase to the other NEO’s base salaries in February or March.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods.

Role of the CEO

The CEO makes recommendations to the Committee and the full Board for the establishment of performance targets and individual performance objectives for the other NEOs.

Our CEO reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of such NEO’s performance to the Committee. Decisions regarding individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee and the CEO also consider a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the CEO makes recommendations regarding each of the other NEOs’ compensation based on multiple factors, including the competitive market and Company and individual performance. The full Board ultimately approves all compensation plans for senior management (including for the CEO’s compensation).

The CEO does not participate in the deliberations of the Committee regarding his own compensation.

Role of Compensation Consultant

Pursuant to its Charter, the Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged PM&P from time to time to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s 2014 executive and non-employee director compensation plans.

The Role of Benchmarking and Peer Groups

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

In 2013, to facilitate its review and determination of executive compensation, the Committee engaged PM&P to conduct a comprehensive, competitive review of our executive compensation program. In connection with the 2013 review and in consultation with PM&P and senior management of the Company, the Committee identified a peer group composed of industry competitors and related industry companies roughly similar to the

Company in revenue size or market capitalization. The peer group consists of the 15 companies listed in the table on below and did not change for 2014:

Peer Group		Peer Data (in millions)*
Aircastle Ltd	McGrath Rentcorp	Percentile	Revenue	Market Cap
Air Lease Corp.	Ritchie Bros Auctioneers Inc.	25th	$512	$867
Ashtead Group Plc	Speedy Hire Plc	50th	727	1,406
Cintas Corporation	Strongco Corp.	75th	1,558	3,895
G&K Services, Inc.	TAL International Group Inc.
General Finance Corp.	Team, Inc.	Mobile Mini	$400	$1,550
H&E Equipment Services, Inc.	United Rentals Inc.
Iron Mountain, Inc.

*	Market Capitalization is as of September 30, 2013. Revenue is for the twelve months ended September 30, 2013.

In addition to peer group data, six published or private compensation surveys were also utilized in PM&P’s 2013 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. PM&P completed its review in December 2013 and presented its analysis of the Company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s target TDC (base salary, annual bonus and long-term incentive values) was between the 50th and 75th percentile market levels (when excluding the CEO, as the hire-on grants were not representative of the program as a whole). In addition, PM&P reviewed the proposed changes to the executive compensation program structure and on-going opportunities for 2014, and found that aggregate target TDC levels would be similarly positioned.

OUR EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Mobile Mini provides NEOs and other employees a base salary to compensate them for services rendered during the fiscal year. Base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers the CEO’s review of the executive’s performance of the executive and input from its compensation consultant. Salary levels are considered annually as part of the Committee’s year-end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted between December and January. The Committee determined the appropriate base salary for each NEO as follows:

NEO	2013 Base Salary	2014 Base Salary	Percent Change
Erik Olsson	$1,000,000	$1,000,000	0.0%
Mark Funk	400,000	412,000	3.0
Kelly Williams	—	412,000	n/a
Ruth Hunter	325,000	334,750	3.0
Chris Miner	290,000	310,300	7.0

No base salary is shown for Mr. Williams in 2013, as he assumed his position during 2014. Other base salaries are shows as of the end of the specified year.

Annual Employee Bonus Plan (Annual Bonus)

The 2014 Annual Employee Bonus Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus based on the achievement of specific financial performance goals. Target annual bonus opportunities are expressed as a percentage of base salary, and were established by the Committee based on the

NEO’s level of responsibility and his or her ability to impact overall results. The Committee also considers market data in setting target award amounts. 2014 target and maximum award opportunities were as follows:

NEO	Target Award Opportunity (% of Annual Base Salary)
	Target	Maximum
Erik Olsson	100%	200%
Mark Funk	75	150
Kelly Williams	75	150
Ruth Hunter	75	150
Chris Miner	75	150

Actual bonus payouts depend on the achievement of specific financial goals, and can range from 0% to 200% of target award amounts. For 2014, NEO bonus payouts were based on the achievement of adjusted compensation EBITDA and ROCE, both of which were weighted equally (i.e., 50% for each). Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the Annual Employee Bonus Plan over time and believes it aligns the efforts of the Company’s management with the interests of its stockholders.

The Company’s budgeting process and the related establishment of bonus payout levels involve the formulation of various operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry), in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted to account for acquisitions and other events that have quantifiable effects upon the Company’s results of operations, including those metrics upon which variable compensation is predicated. The relationship between the level of performance achieved and overall bonus payout is as follows:

Performance Level	Performance Achieved as a % of Target	Bonus Payout as a % of Target
Maximum	120%	200%
Target	100	100
Threshold	90	0

For achieved performance above or below the target goals, bonuses would be pro-rated within those category ranges.

The following chart illustrates, for the NEOs, the Performance Category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2014 measurement period:

Measure	Performance Achievement Levels* (in millions)			Results Achieved (in millions)	% of Target Achieved	% of Target Bonus Earned
	Threshold	Target	Maximum
Adjusted Compensation EBITDA(1)	$148.3	$164.7	$197.7	$161.1	97.8%	76%
ROCE(2)	8.6%	9.6%	11.5%	9.3%	97.3%

*	Bonus payout amounts are linearly interpolated between performance achievement levels. For example, achievement of 92% of Target performance would yield a 20% of Target bonus amount payout.

(1)

EBITDA is defined as net income before discontinued operation, net of tax (if applicable), interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense (if applicable), including any write-off of deferred financing costs. Adjusted compensation EBITDA further excludes certain non-cash expenses, the effect of material acquisitions as well as transactions that the Committee believes are not indicative of our ongoing business, including certain other expenses and investments in the operations of the business recognized by the Committee as being unusual and for the long-term benefit of the Company.

(2)	ROCE is defined as adjusted compensation EBITDA less depreciation and amortization expense divided by the sum of total assets less non-interest bearing liabilities (adjusted for material acquisitions).

Achieved 2014 annual bonuses were paid in February 2015.

Long-Term Incentives

The NEOs are eligible to receive long-term incentive awards under our stockholder approved Equity Incentive Plan, as amended. In granting awards under this plan, the Committee may establish conditions or restrictions it deems appropriate.

For fiscal 2014, long-term incentives were granted as follows:

•

50% in the form of stock options with a premium exercise price. Specifically, NEOs will not realize any value until the options are vested and the stock price increases more than 15% from the trading price on the date of grant. Stock options vest in 33% increments annually until they become fully vested on the third anniversary of the grant date.

•	50% in the form of time-based (service-vested) restricted stock. Restricted stock vests 25% annually until it becomes fully vested on the fourth anniversary of the grant date.

The grant values of the long-term incentives awarded to each of our NEOs was expressed as a percentage of base salary is as follows:

NEO	Target LTI (as a % of Salary)	Target Value of LTI
		Stock Options	Restricted Stock
Erik Olsson	150%	50%	50%
Mark Funk	125	50	50
Kelly Williams	125	50	50
Ruth Hunter	100	50	50
Chris Miner	100	50	50

Historically, annual equity grants were made in late December. However, beginning in 2014 and continuing in 2015, annual equity grants were made in the first quarter of the year. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee typically makes an equity plan award (using the same 50/50 split between options and shares of restricted stock), at the time the individual first assumes the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee.

For more detailed information, please refer to “2014 Grants of Plan Based Awards” in this proxy statement.

OTHER PRACTICES, POLICIES & GUIDELINES

Performance-Based Equity Awards

In previous years, certain executive officers have been granted stock options and restricted stock awards with vesting contingent upon the achievement of certain performance criteria related to operating performance of the Company, in addition to the fulfillment of service requirements. Generally, tranches of performance-based stock awards vest annually contingent on annual operating performance criteria, however, there may also be a cumulative performance objective. Performance shares that do not vest in any given year due to failure to achieve an annual performance target may nevertheless vest at the end of the cumulative year grant period if certain cumulative targets are met.

The Company did not award performance-based equity grants for 2011 or 2014. Target performance criteria for awards that vested in 2012, 2013 and 2014, as well as those that remain outstanding as of December 31, 2014 is based on target adjusted compensation EBITDA. The Company currently believes the performance measures of all future performance targets will be achieved.

Set below is a table that summarizes the terms of performance-based equity grants that include the performance years of 2012, 2013 or 2014, including the percent of the goal achieved and the corresponding outcome.

Vesting History	Target Amount	% of Target Achieved	Outcome
	(in millions)
2012 Initial Performance Year
2012 Criteria	$124.2	118%	Vested
2013 Criteria	139.8	116%	Vested
2014 Criteria	155.3	102%	Vested
2013 Initial Performance Year
2013 Criteria	161.9	101%	Vested
2014 Criteria	178.0	102%	Vested
2013 Initial Performance Year (1)
2013 Criteria	162.3	102%	Vested
2014 Criteria	178.3	101%	Vested

(1)	Performance-based grants awarded as one-time inducement grants for our CEO

Stock Ownership Guidelines

To further align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. In early 2015, the Board adopted amendments to these guidelines to provide that until the amount contemplated by such guidelines is achieved, or if an officer or a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such officer or Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares or other similar full value awards, in each case netted to pay any exercise price or withholding taxes. These Guidelines establish an expectation that, within a five-year period, executive officers shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary. Executive officers will have five years from hire of the effective date of the policy to meet the following guidelines:

•	CEO: five times base salary

•	EVPs and SVPs: three times base salary

•	VPs: one times base salary

At December 31, 2014, all current NEOs either met the ownership guidelines or were within the five-year phase-in period.

Clawback Policy

Consistent with the Dodd-Frank Act, the Board has adopted a policy that will enable the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

401(k) Savings Plans and Other Retirement Benefits

Mobile Mini maintains contributory 401(k) retirement plans covering eligible employees in the United States and to which Mobile Mini makes certain matching contributions. These plans are designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The amount the Company contributed to each NEO in 2014, if any, is reflected in the “2014 Summary Compensation Table” in this Proxy Statement. The Company maintains similar plans in Canada and the U.K., regulated by the laws in those countries.

The Company does not maintain any other retirement plans under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2014 are included in the “2014 Summary Compensation Table” in this Proxy Statement.

Deductibility of Executive Compensation

In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the Compensation paid to our executives. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year unless the remuneration meets certain requirements to be considered “performance-based.” Some compensation paid to our NEOs may not be deductible due to Section 162(m). While stock options are structured in a manner that is intended to qualify as “performance based,” the deduction for compensation derived from other elements of our executive compensation program, such as time-based restricted stock or unit awards and certain bonus payments, can potentially be limited by the Section 162(m) deduction limitation. The Committee believes that it is important to retain the flexibility to have programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

Derivatives Trading

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

EMPLOYMENT AGREEMENTS

Erik Olsson. On March 18, 2013, the Company appointed Mr. Olsson to the position of President and Chief Executive Officer of the Company and entered into an executive employment agreement with Mr. Olsson. The employment agreement provides for Mr. Olsson’s continued employment as President and Chief Executive Officer of the Company for a term expiring on December 31, 2015, subject to automatic extensions for successive one year periods unless the Company or Mr. Olsson gives written notice within the ninety (90) day-period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

Mr. Olsson’s base salary is reviewed annually. Mr. Olsson is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

As an inducement to execute the employment agreement, Mr. Olsson received restricted stock grants and stock options as specified in the employment agreement. In addition, during the term, Mr. Olsson’s contract entitles him to receive an annual award of restricted shares of the Company’s common stock with a grant date value of $1,500,000. In the annual grants of stock made in early 2014 and 2015, Mr. Olsson elected instead to receive the same mix of equity grants as all other employee grantees, 50% time vesting restricted stock and 50% “premium” options.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including (i) theft, material dishonesty in connection with Mr. Olsson’s employment, or intentional falsification of any employment or Company records; (ii) intentional and improper disclosure of Company’s confidential or proprietary information; (iii) Mr. Olsson’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs Mr. Olsson’s ability to perform his duties for Company; (iv) willful misconduct or breach of fiduciary duty for personal profit by Mr. Olsson, (v) Mr. Olsson’s material failure to abide by Company’s code of conduct or code of ethics policies resulting in demonstrable injury to Company or its reputation, or (vi) a material breach of the employment agreement by Mr. Olsson which is not cured within thirty (30) days of receipt by Mr. Olsson of reasonably detailed written notice from Company. The Company may also terminate the employment agreement upon Mr. Olsson’s disability or by written notice.

Mr. Olsson may terminate the employment agreement for Good Reason (as defined in the employment agreement), including (i) a material, adverse change in his authority, duties or responsibilities, including without limitation any change in his reporting relationship such that he ceases to report directly to the Board; (ii) a failure to pay his base salary or bonus, or any material reduction in his base salary or his target bonus percentage opportunity (subject to applicable performance requirements with respect to the actual amount of bonus earned by Mr. Olsson); (iii) the relocation of his work place for Company to a location more than thirty (30) miles from the primary work location, unless the new primary work location is less than thirty (30) miles away from his home immediately prior to the change; or (iv) the failure of Company or any successor to honor any material term of the agreement. Mr. Olsson may also voluntarily terminate the employment agreement by 30-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Provided that Mr. Olsson agrees not to compete with the Company for a period of 24 months as described below, Mr. Olsson’s restricted stock and stock options vest immediately upon a Change in Control of the Company. Upon termination by the Company without Cause or resignation by Mr. Olsson for Good Reason, Mr. Olsson is not entitled to further vesting of equity awards and his rights with respect to vested equity awards are determined by the terms of such awards. If Mr. Olsson is terminated by the Company for Cause, all of his unvested equity awards immediately terminate.

Mr. Olsson is entitled to customary fringe benefits, reimbursement of expenses and other benefits as described in the employment agreement.

The employment agreement provides that upon termination by the Company without Cause or resignation by Mr. Olsson for Good Reason within one year following a Change in Control, provided Mr. Olsson agrees not to compete with the Company for a period of 24 months, Mr. Olsson will be entitled to a cash payment equal to two times the sum of his (i) highest base salary during the 90 days preceding the date of separation or base salary immediately prior to the Change in Control event, whichever is greater, and (ii) the target annual cash performance bonus for such period.

If Mr. Olsson is terminated without Cause or resigns for Good Reason other than within one year following the occurrence of a Change in Control, Mr. Olsson is entitled to receive:

•	The continuation of his base salary for 24 months;

•	A prorated annual cash performance bonus based on actual results for the year in which Mr. Olsson leaves the Company, subject to compliance with Section 409A of the Internal Revenue Code; and

•

For a period of 24 months, a monthly cash payment equal to the difference between the (i) monthly cost of health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) the monthly amount that Mr. Olsson would be required to contribute for health and dental coverage if he were an active employee.

Receipt of the foregoing severance benefits is conditioned on Mr. Olsson’s release of claims against the Company and Mr. Olsson’s compliance with certain post-employment covenants under the employment agreement. Mr. Olsson’s severance payments and other benefits may be reduced to the extent such payments and benefits would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The employment agreement also contains covenants not to solicit or compete for 24 months, provided that the covenant not to compete does not apply following a Change in Control unless Mr. Olsson reaffirms his compliance with such covenant following the Change in Control event.

Mark Funk. On October 15, 2008, the Company entered into an employment agreement with Mr. Funk. Mr. Funk became the Company’s Executive Vice President on November 3, 2008 and assumed the Chief Financial Officer position following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008. The employment agreement automatically renews for successive one-year periods on each December 31 thereafter, unless the Company or Mr. Funk gives 90 days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment to the employment agreement with Mr. Funk relating to the removal or modification of certain post-employment benefits as a result of changes in the Internal Revenue Code. In December 2012, the Company entered into a further amendment with Mr. Funk relating to the compensation payable to Mr. Funk upon termination of his employment without Cause or for Good Reason (each as defined in the employment agreement) and clarifying that severance payments would be triggered in the event the Company elects to terminate the employment agreement rather than allow it to automatically renew at the end of its term.

Mr. Funk’s base salary is reviewed annually. Mr. Funk is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Funk is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

The Company may terminate the employment agreement for Cause, including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Funk’s disability or by written notice.

Mr. Funk may terminate the employment agreement for Good Reason, including upon (i) assignment to Mr. Funk of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assigned an agreement to assume and perform under the employment agreement, or (vi) relocation of Mr. Funk to an office outside the Phoenix metropolitan area. Mr. Funk may also voluntarily terminate the employment agreement by giving 90 days prior written notice to the Company.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Funk other than for Good Reason, he or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Funk for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Funk is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the amended employment agreement as his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Funk and his dependents for a period of up to 12 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Funk for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Funk will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment. In addition to the employment agreement, Mobile Mini and Mr. Funk entered into Mobile Mini’s standard indemnity agreement for its Directors and officers.

Kelly Williams. On June 4, 2014, the Company entered into an employment agreement with Mr. Williams. The employment agreement provides for Mr. Williams’ continued employment as Executive Vice President, Operations of the Company for a term initially expiring on December 31, 2015. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Mr. Williams gives written notice within the 90-day period prior to December 31 of each of an intention to terminate employment on the last day of the then-current employment period.

Mr. Williams’ base salary is reviewed annually. Mr. Williams is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. William’s disability or by written notice.

Mr. Williams may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Williams of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Williams to an office outside the Phoenix metropolitan area. Mr. Williams may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the employment agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Williams other than for Good Reason, Mr. Williams or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Williams for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Williams is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as 75% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Williams and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Williams for other than Good Reason), his equity-based compensation awards shall vest in most circumstances.

The employment agreement also provides that Mr. Williams will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Ruth L. Hunter. On September 3, 2013, the Company entered into an employment agreement with Ms. Hunter. The employment agreement provides for Ms. Hunter’s continued employment as Senior Vice President, Sales and Marketing of the Company for a term expiring on December 31, 2014. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Ms. Hunter gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

Ms. Hunter’s base salary is reviewed annually. Ms. Hunter is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Under the employment agreement, Ms. Hunter was guaranteed a $140,000 bonus for 2013. She is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s Equity Incentive Plan. She will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Ms. Hunter’s disability or by written notice.

Ms. Hunter may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Ms. Hunter of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Ms. Hunter to an office outside the Phoenix metropolitan area. Ms. Hunter may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the employment agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Ms. Hunter other than for Good Reason, Ms. Hunter or her estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of her cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Ms. Hunter for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Ms. Hunter is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of her then-current annual base salary and the Payment Amount (defined in the employment agreement as 75% of her annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of her then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Ms. Hunter and her dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Ms. Hunter for other than Good Reason), her equity-based compensation awards shall vest in certain circumstances.

The employment agreement also provides that Ms. Hunter will not solicit employees or customers of the Company during her employment or within two years of the termination of her employment.

Christopher J. Miner. On December 22, 2009, the Company entered into an employment agreement with Mr. Miner. The employment agreement provides for Mr. Miner’s continued employment as Senior Vice President and General Counsel of the Company and automatically renews for successive one-year periods unless the Company or Mr. Miner gives written notice within the ninety (90) day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period.

In December 2012, the Company entered into an amendment to the employment agreement with Mr. Miner relating to the compensation payable to Mr. Miner upon termination of his employment without Cause or for Good Reason (each as defined in the employment agreement) and clarifying that severance payments would be triggered in the event the Company elects to terminate the employment agreement rather than allow it to automatically renew at the end of its term.

Mr. Miner’s base salary is reviewed annually. Mr. Miner is eligible for an incentive bonus, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible to participate in all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and reimbursement of his state bar and continuing legal education expenses.

The Company may terminate the employment agreement for Cause, including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Miner’s disability or by written notice.

Mr. Miner may terminate the employment agreement for Good Reason, including upon (i) assignment to Mr. Miner of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Miner to an office outside the Phoenix metropolitan area. Mr. Miner may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change in Control of the Company (as defined in the employment agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miner other than for Good Reason, Mr. Miner or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miner for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Miner is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary and the Payment Amount (defined in the amended employment agreement as 60% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his then current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miner and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miner for other than Good Reason), his equity-based compensation awards shall vest in most circumstances.

The employment agreement also provides that Mr. Miner will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

None of the above-described employment agreements with our NEOs include gross-ups for excise or income taxes for payments received in the event of a Change in Control of the Company.

Potential Payments upon Termination or Change in Control

Each of our NEOs is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change in Control. Cause, Good Reason and Change in Control are defined in each respective employment agreement as described in this Proxy Statement under “Employment Agreements” above.

We have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not (i) compete with the Company for a period, ranging from six months to two years, after termination of employment, or (ii) disclose confidential information of a proprietary nature to third parties.

Each of our NEOs is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change in Control. The nature and amounts of the severance payments as well as the definitions of Cause, Good Reason and Change in Control are described in this Proxy Statement under the caption “— Employment Agreements” above.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following NEOs under these termination scenarios as of December 31, 2014:

Termination Without Cause or for Good Reason	Bonus Earned But Not Paid	Lump Sum Termination Payment	Life and Health Benefits	Equity Value of Acclerated Restricted Stock Awards	Equity Value of Acclerated Stock Option Awards	Total
Erik Olsson	$760,000	$2,000,000	$22,373	$—	$—	$2,782,373
Mark E. Funk	232,649	824,000	4,305	870,600	1,131,198	3,062,752
Kelly Williams	135,757	721,000	10,686	289,849	4,639	1,161,931
Ruth L. Hunter	189,311	585,813	13,276	383,994	60,033	1,232,427
Christopher J. Miner	173,756	496,480	8,452	299,977	259,380	1,238,045

Termination Within One Year of Change in Control	Bonus Earned But Not Paid	Lump Sum Termination Payment	Life and Health Benefits	Equity Value of Acclerated Restricted Stock Awards	Equity Value of Acclerated Stock Option Awards	Total
Erik Olsson	$760,000	$4,000,000	$22,373	$1,537,800	$12,080,012	$18,400,185
Mark E. Funk	232,649	1,648,000	8,611	870,600	1,131,198	3,891,058
Kelly Williams	135,757	1,442,000	21,373	289,849	4,639	1,893,618
Ruth L. Hunter	189,311	1,171,625	26,552	383,994	60,033	1,831,515
Christopher J. Miner	173,756	992,960	18,905	299,977	259,380	1,744,978

The value of accelerated stock awards is calculated as the $40.51 closing price of the Company’s common stock on December 31, 2014, multiplied by the number of units that would accelerate. For accelerated stock option awards that have intrinsic value (the $40.51 closing price of the Company’s common stock on December 31, 2014 is greater than the exercise price of the option), the accelerated equity value is calculated as the intrinsic value multiplied by the number of stock option awards. Accelerated stock option awards with no intrinsic value are not included in this calculation.

COMPENSATION TABLES

The following table provides information concerning the total compensation earned in fiscal 2012, 2013 and 2014 by the Chief Executive Officer, the Chief Financial Officer and the three other persons servicing as executive officers at the end of fiscal 2014 who were the most highly compensated executive officers of the Company in fiscal 2014. These five officers are collectively referred to as the Named Executive Officers, or NEOs, in this Proxy Statement.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Erik Olsson (1) Chief Executive Officer, President	2014	$1,000,000	$750,017	$749,999	$760,000	$7,983	$3,267,999
	2013	791,781	1,500,006	22,019,677	888,563	5,909	25,205,936

Mark E. Funk Chief Financial Officer, Executive Vice President	2014	408,157	249,992	249,996	232,649	7,876	1,148,670
	2013	384,167	574,121	1,007,225	431,017	7,377	2,403,907
	2012	372,893	—	—	360,181	7,200	740,274
Kelly Williams (1) Executive Vice President, Operations	2014	316,638	257,523	257,485	194,586	26,106	1,052,338
	2013	74,038	43,730	19,847	21,135	—	158,750

Ruth L. Hunter (1) Senior Vice President, Sales and Marketing	2014	332,125	162,509	162,500	189,311	39,976	886,421
	2013	81,918	278,584	289,454	140,000	3,420	793,376

Christopher J. Miner Senior Vice President, General Counsel	2014	304,835	144,988	144,999	173,756	783	769,361
	2013	290,000	153,491	263,947	211,536	1,209	920,183
	2012	278,486	—	—	134,496	—	412,982

(1)	Mr. Olsson joined the Company on March 18, 2013 as our Chief Executive Officer and President. Ms. Hunter joined the Company on October 1, 2013 as our Senior Vice President of Sales and Marketing. Kelly Williams joined the Company in July 2013 and assumed the position of Executive Vice President, Operations on June 4, 2014.

(2)	Prior to 2012, employees were generally granted stock-based awards in the fourth quarter of each fiscal year. In 2012, the Compensation Committee made the determination to move the annual stock-based award grant date to the first quarter of each fiscal year. As such, there were no stock-based awards granted to NEOs in 2012. Instead, the NEOs were granted stock-based awards in the first quarter of 2013. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to the notes to the consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 27, 2015.

(3)	Subsequent to the issuance of the Company’s 2013 proxy statement, the grant-date fair value of certain of the 2013 stock options awarded was adjusted. As such, the grant date fair value of Messrs. Olsson’s, Funk’s and Miner’s option awards were adjusted upwards approximately $1.1 million, $48,000 and $8,000, respectively.

Salary. This column sets forth the base salary earned during each fiscal year.

Stock Awards. This column sets forth the grant date fair value of the restricted stock awards granted to the NEOs during each fiscal year as part of the Company’s long-term incentive compensation plan. The grant date fair value of these awards was calculated by multiplying the number of units awarded by the fair market value of the Company’s common stock on the grant date, or in the case of performance-based stock awards the date the award was approved by the Compensation Committee. Performance-based awards included in the table above have been valued assuming all future performance targets will be achieved, and that all granted shares will vest, as the Company believes full vesting is the probable outcome. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Option Awards. This column sets forth the grant date fair value of options to purchase shares of the Company’s common stock granted to the NEOs during each fiscal year. The grant-date fair value of these options was calculated in accordance with stock-based accounting rules (ASC Topic 718). Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Non-Equity Incentive Plan Compensation. This column sets forth the amount of compensation earned by the NEOs under our Annual Employee Bonus Plan. These amounts are generally paid in the first quarter subsequent to the year earned.

All Other Compensation. This column sets forth all of the compensation for each fiscal year that was not reportable in any other column of the Summary Compensation Table and consists of the following:

Named Executive Officer	Year	Auto Allowance	401(k) Match	Relocation Expense	Other	Total
Erik Olsson	2014	$7,200	$—	$—	$783	$7,983
	2013	5,700	—	—	209	5,909
Mark E. Funk	2014	7,200	—	—	676	7,876
	2013	7,200	—	—	177	7,377
	2012	7,200	—	—	—	7,200
Kelly Williams	2014	—	1,000	25,106	—	26,106
	2013	—	—	—	—	—
Ruth L. Hunter	2014	—	875	38,624	477	39,976
	2013	—	—	3,246	174	3,420
Christopher J. Miner	2014	—	—	—	783	783
	2013	—	1,000	—	209	1,209
	2012	—	—	—	—	—

2014 GRANTS OF PLAN-BASED AWARDS

Stock awards vest in four equal annual installments and option awards vest in three annual installments. Vesting is contingent upon the NEO’s continued services with the Company through each vesting period. The following table sets forth certain information regarding grants of plan-based awards under the Company’s Equity Incentive Plan during 2014 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum
Erik Olsson	2/18/14					68,866	$47.75	$749,999
	2/18/14				18,064			750,017
		$10,000	$1,000,000	$2,000,000
Mark E. Funk	2/18/14					22,955	47.75	249,996
	2/18/14				6,021			249,992
		4,082	408,157	816,314
Kelly Williams	2/18/14					4,935	47.75	53,746
	2/18/14				1,295			53,768
	5/2/14					10,133	51.74	117,498
	5/2/14				2,612			117,514
	8/1/14					9,391	42.95	86,241
	8/1/14				2,309			86,241
		3,166	316,638	633,276
Ruth L. Hunter	2/18/14					14,921	47.75	162,500
	2/18/14				3,914			162,509
		3,321	332,125	664,250
Christopher J. Miner	2/18/14					13,314	47.75	144,999
	2/18/14				3,492			144,988
		3,048	304,835	609,670

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards as of December 31, 2014 for each of our NEOs included in the 2014 Summary Compensation Table. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards					Stock Awards
						Number of Shares of Stock That Have Not Vested		Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Unearned	Option Exercise Price	Option Expiration Date		Market Value of Shares of Stock That Have Not Vested	Number of Unearned Shares of Stock That Have Not Vested	Market Value of Unearned Shares That Have Not Vested
Name and Grant Date	Exercisable	Unexercisable
Erik Olsson
3/18/2013	333,333	333,333	333,334	$28.27	3/18/2023	26,530	$1,074,730	13,264	$537,325
3/18/2013	166,666	333,334		32.51	3/18/2023
3/18/2013	166,666	333,334		36.75	3/18/2023
2/18/2014		68,866		47.75	2/18/2024	18,064	731,773
Mark E. Funk
12/16/2010	29,666			19.76	12/16/2020
12/27/2011	44,332	21,835		18.17	12/27/2021	5,514	223,372
03/15/2013	3,459	27,543	27,543	28.83	03/15/2023	9,956	403,318
02/18/2014		22,955		47.75	02/18/2024	6,021	243,911
Kelly Williams
07/24/2013	427	414	413	34.90	07/24/2023	939	38,039
02/18/2014		4,935		47.75	02/18/2024	1,295	52,460
05/02/2014		10,133		51.74	05/02/2024	2,612	105,812
08/01/2014		9,391		42.95	08/01/2024	2,309	93,538
Ruth L. Hunter
12/10/2013		6,873	13,340	37.54	12/10/2023	5,565	225,438
02/18/2014		14,921		47.75	02/18/2024	3,914	158,556
Christopher J. Miner
12/16/2010	8,220			19.76	12/16/2020
12/27/2011	11,264	3,754		18.17	12/27/2021	1,251	50,678
03/15/2013	624	8,065	6,962	28.83	03/15/2023	2,662	107,838
02/18/2014		13,314		47.75	02/18/2024	3,492	141,461

Option Awards. These columns set forth, for each stock option grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon exercise of outstanding options. Equity Incentive Plan Awards are performance-based options subject to the achievement of performance-based targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets. Vesting schedules for option awards are as follows:

Grant Date	Description	Vesting Schedule
12/16/2010 12/27/2011 03/15/2013 02/18/2014	Non-Equity Incentive Plan	Vest in four equal annual installments with the first installment vesting on the first anniversary of the award date and annually thereafter.

03/18/2013	Non-Equity Incentive Plan	Vest in three equal annual installments with the first installment vesting on the first anniversary of the award date and annually thereafter.

12/27/2011 03/15/2013 03/18/2013	Equity Incentive Plan	Subject to the achievement of performance-based targets, vest in three equal annual installments with the first installment vesting on the first anniversary of the award date and annually thereafter.

Stock Awards. These columns set forth, for each restricted stock grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon the lapse of restrictions. Equity Incentive Plan Awards are performance-based awards subject to the achievement of performance-based targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance-based targets. Market value amounts represent the product of the closing price of our common stock on December 31, 2014 of $40.51, multiplied by the number of unvested shares. Vesting schedules for stock awards are as follows:

Grant Date	Description	Vesting Schedule
12/27/2011 03/18/2013 02/18/2014	Non-Equity Incentive Plan	Vest in four equal annual installments with the first installment vesting on the first anniversary of the award date and annually thereafter.

03/15/2013	Non-Equity Incentive Plan	Vest in three equal annual installments with the first installment vesting three months prior to the the first anniversary of the award date and annually thereafter.

03/18/2013	Equity Incentive Plan	Subject to the achievement of performance-based targets, vest in four equal annual installments with the first installment vesting on the first anniversary of the award date and annually thereafter.

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise by our NEOs or vesting of equity awards held by such NEOs during 2014 and the amount realized on such exercise or vesting for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Erik Olsson	—	$—	13,266	$560,356
Mark E. Funk	52,779	862,173	27,269	1,095,029
Kelly Williams	—	—	314	14,281
Ruth L. Hunter	—	—	1,856	71,103
Christopher J. Miner	11,483	221,531	6,390	256,370

The value realized on the exercise of options is computed as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the option award, multiplied by the number of options exercised. The value realized on the vesting of stock awards is the closing price of our common stock on the NASDAQ Stock market on the vesting date multiplied by the number of shares vested. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy minimum tax withholding obligations.

2014 PENSION BENEFITS

We do not offer any pension benefits for any of our employees.

2014 NONQUALIFIED DEFERRED COMPENSATION

We do not offer any nonqualified deferred compensation for any of our employees.

2014 DIRECTOR COMPENSATION

Information regarding our non-employee Director compensation can be found under “Compensation of Non-Employee Directors” presented previously in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

With the ETS Acquisition, the Company acquired its subsidiary, Water Movers, Inc., an Arizona corporation, which had previously entered into two real property lease agreements with an entity partly owned by Michael L. Watts, our Chairman of the Board. These lease agreements began in 2013, prior to the acquisition, and expire in 2023. Aggregate rental payments under these lease agreements are currently $17,660 per month, or $211,920 per year. Any future proposed renewals of these lease agreements will be reviewed by the Board as related party transactions.

None of the members of the Compensation Committee are or have been an officer or employee of the Company. Except as disclosed above, during the fiscal year ended December 31, 2014, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the fiscal year ended December 31, 2014, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Company’s 2015 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Jeffrey S. Goble (Chair)

James J. Martell

Sara R. Dial

Kimberly J. McWaters

Lawrence Trachtenberg

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act (“SEC Rule 14a-8”), wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2016 Annual Meeting must submit their proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at our principal executive offices no later than the close of business on November 21, 2015 (120 days prior to the anniversary of this year’s mailing date). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy statement for the 2016 Annual Meeting. Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Under our Bylaws, in order to be properly brought before the 2016 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2016 Annual Meeting. If the 2016 Annual Meeting is held more than 30 days before or after the first anniversary of the date of this Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to SEC Rule 14a-8 by the later of the 90th day prior to the 2016 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We intend to hold our 2016 Annual Meeting in April 2015. As a result, if, for example, we hold our 2016 Annual Meeting on April 30, 2016, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than December 31, 2015, and no later than January 30, 2016.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel regarding our Bylaw and the SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaws and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at our 2016 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

We are furnishing printed copies our proxy materials, including our 2014 Annual Report, to each stockholder of record as of the Record Date. A copy of our 2014 Annual Report is also enclosed for your information. The 2014 Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the Record Date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, our Board knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Phoenix, Arizona

Dated: March 30, 2015

Appendix A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOBILE MINI, INC.

MOBILE MINI, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That a resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) duly setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the stockholders of the Corporation for approval and adoption. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article EIGHTH of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“EIGHTH: The number of Directors of the Corporation shall be a minimum of three (3) and a maximum of thirteen (13) persons. The Board of Directors shall have sole authority to determine the number of Directors, within the limits set forth herein, and may increase or decrease the exact number of Directors from time by resolution duly adopted by such Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), each Director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the Effective Time shall be shortened. Notwithstanding the foregoing, however, subject to the rights of the holders of any series of preferred stock then outstanding, (i) at the 2015 annual meeting of stockholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of stockholders, (ii) at the 2016 annual meeting of stockholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders, and (iii) at the 2017 annual meeting of stockholders and each annual meeting of stockholders thereafter, all Directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. All Directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any Director. Election of Directors shall be conducted as provided in this Certificate of Incorporation, by law or in the Bylaws.

Subject to the rights of the holders of any series of preferred stock then outstanding, any Director (i) serving in a class of Directors for a term expiring at the third annual meeting of stockholders following the election of such class may be removed from office at any time, but only for cause, and (ii) serving for a term expiring at the next succeeding annual meeting of stockholders may be removed from office at any time, with or without cause; provided, however, that in any case such removal pursuant to this Article EIGHTH shall be only by the affirmative vote of the holders of a majority of the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors, voting together as a single class.”

SECOND: Pursuant to a resolution of the Board of Directors, a meeting of stockholders of the Corporation was duly called and held on April 30, 2015, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

A-1

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 30th day of April, 2015.

By:
Name: Christopher J. Miner
Title: Senior Vice President, General Counsel

A-2

Appendix B

Mobile Mini, Inc. Amended and Restated Equity Incentive Plan

ARTICLE 1

ESTABLISHMENT, PURPOSE, AND DURATION

1.1 Establishment. Mobile Mini, Inc., a Delaware corporation (the “Company”), sponsors and maintains this equity incentive compensation plan known as the Mobile Mini, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), as set forth in this document.

The Plan permits the grant of Cash-Based Awards, Nonqualified Options, Incentive Options, Stock Appreciation Rights (“SARs”), Common Stock, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and Other Stock-Based Awards.

The Plan was originally adopted by the Board on February 22, 2006, and was approved by the stockholders of the Company at the 2006 annual meeting of stockholders. The Plan was amended and approved by the stockholders of the Company at the 2009 annual meeting of stockholders. The Plan was amended and restated by the Board effective July 24, 2013, and approved by the stockholders of the Company at the 2013 annual meeting of stockholders. The Plan is hereby amended and restated by the Board effective March 20, 2015 (the “Effective Date”), subject to approval by the stockholders of the Company at the 2015 annual meeting of stockholders.

1.2 Purpose of the Plan. The purpose of the Plan is to provide a means whereby Employees, Consultants and Directors develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become Employees or Consultants or serve as Directors, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) or nonstatutory stock options, as determined by the Committee at the time of grant.

1.3 Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. No Incentive Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.1.

2.3 “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Nonqualified Options, Incentive Options, SARs, Common Stock, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board and, unless otherwise determined by the Board, the Committee shall consist of no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purposes of the rules and regulations of the Nasdaq Stock Market, Inc. (including any successors, “NASDAQ”).

2.10 “Company” means Mobile Mini, Inc., a Delaware corporation, and any successor thereto as provided in Article 18 herein.

2.11 “Common Stock” or “Stock” shall mean the Company’s common stock, par value $.01 per share.

2.12 “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Affiliate or Subsidiaries, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8.

2.13 “Covered Employee” means a Participant who is a “covered employee,” as defined in Code Section 162(m) and the Treasury Regulations promulgated under Code Section 162(m), or any successor statute.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Effective Date” has the meaning set forth in Section 1.1.

2.16 “Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of the Common Stock reported on the NASDAQ or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Common Stock is quoted or traded on the Nasdaq Stock Market, Inc.’s National Market System (or a successor thereto) at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be the closing price of the Common Stock as reported by the Nasdaq Stock Market on the date of determination. In the event the Common Stock is not publicly traded at the time a determination of their Fair Market Value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.19 “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Stock.

2.20 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.21 “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.22 “Incentive Option” or “ISO” means an Option to purchase Stock granted under Article 6 to an Employee and that is designated as an Incentive Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.23 “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.24 “Nonqualified Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422 or that otherwise does not meet such requirements.

2.25 “Option” means an Incentive Option or a Nonqualified Option, as described in Article 6.

2.26 “Option Price” means the price at which Stock may be purchased by a Participant pursuant to an Option.

2.27 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.28 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.29 “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code and the applicable Treasury Regulations thereunder for certain performance-based compensation paid to Covered Employees.

2.30 “Performance Measures” means (i) those measures described in Section 11.3 hereof on which the performance goals are based, or (ii) such other measures that have been approved by the Company’s shareholders as contemplated by Article 11 of this Plan in order to qualify Awards as Performance-Based Compensation.

2.31 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.32 “Performance Stock” means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in Common Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.33 “Performance Unit” means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.35 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36 “Plan” means this Equity Incentive Plan, as it may be amended or restated.

2.37 “Plan Year” means the Company’s fiscal year as may be in effect from time to time. The Company’s current fiscal year is the twelve-month period beginning on January 1st of a particular year and ending on December 31st of such year.

2.38 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.39 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.40 “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.41 “Subsidiary” means any corporation, partnership, limited liability company or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest.

2.42 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase Stock under the related Option (and when Stock is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.43 “Treasury Regulations” means the regulations promulgated under the Code.

2.44 “Withholding Taxes” means any federal, state, local or foreign income taxes, withholding taxes, or employment taxes required to be withheld by law or regulations.

ARTICLE 3

ADMINISTRATION

3.1 General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Article 16, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individual to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individual may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate individuals to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an individual who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. Notwithstanding the foregoing, the Committee may not delegate to any officer the ability to take any action or make any determination regarding issues arising out of Code Section 162(m).

3.4 Authority to Reprice. Other than in connection with a change in the Company’s capital structure (as described in Section 4.2 of this Plan), neither the Committee nor the Board shall have the authority to reprice any outstanding Option or SAR without the prior approval of the Company’s shareholders. “Repricing” means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or the grant price of a SAR after it is granted; (ii) any other action that is treated as a repricing under generally accepted accounting principles; or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another Option, a Restricted Stock Award or other equity, unless the cancellation and exchange occurs in connection with a change in the Company’s capital structure (as described in Section 4.2 of this Plan).

ARTICLE 4

STOCK SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 Number of Shares of Stock Available for Awards. Subject to adjustment pursuant to Section 4.2, 6,200,000 shares of Stock have been allocated to the Plan and will be reserved to satisfy Awards under the Plan.

Subject to adjustment pursuant to Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Options shall not exceed 6,200,000 shares.

Subject to adjustment as provided in Section 4.2, no Covered Employee shall be granted within any fiscal year of the Company one or more Awards intended to qualify for treatment as Performance-Based Compensation which in the aggregate are for more than 300,000 shares or, if applicable, which could result in such Covered Employee receiving more than $5,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award (such limits, the “Annual Award Limits”).

No non-employee Director shall be granted within any fiscal year of the Company one or more Awards pursuant to the Plan which in the aggregate are for more than a number of shares determined by dividing $250,000 by the Fair Market Value of a share determined on the last trading day immediately preceding the date on which the applicable Award is granted.

If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares allocable to the terminated portion of such Award or such forfeited or repurchased shares shall again be available for issuance under the Plan. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares pursuant to the exercise of a SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares owned by the Participant, or by means of a net exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs shall not again be available for issuance under the Plan. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards shall again become available for issuance under the Plan.

The Company may, in its discretion, use shares held in the treasury or shares acquired in the public market in lieu of authorized but unissued shares. No fractional shares of Stock may be issued under the Plan. Fractional shares of Stock will be rounded down to the nearest whole share of Stock.

4.2 Adjustments in Authorized Stock. In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split-up, spin-off, or other distribution of stock or property of the Company, combination of Common Stock, exchange of Common Stock, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of shares of Common Stock that may be issued under the Plan or under particular forms of Awards, the number and kind of shares of Common Stock subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Subject to the provisions of Article 16, without affecting the number of shares of Common Stock reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, spin-off, split-off, split-up, acquisition of property or stock, or reorganization (collectively, a “Reorganization”) upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code and the provisions of Section 409A of the Code, where applicable. Without limiting the foregoing, in the event of any Reorganization, the Committee or the Board may cause any Award outstanding as of the effective date of the Reorganization to be cancelled in consideration of a cash payment or alternate Award made to the holder of such cancelled Award equal in value to the fair market value of such cancelled Award.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Individuals eligible to participate in this Plan are Employees, Consultants, and Directors, as determined by the Committee.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

ARTICLE 6

OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the Treasury Regulations thereunder).

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement. The Option Price shall be: (i) based on 100% of the FMV of the Stock on the date of grant or (ii) set at a premium to the FMV of the Stock on the date of grant.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for Options (other than ISOs) granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten years.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for the Common Stock.

A condition of the issuance of the Common Stock as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Common Stock having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Common Stock acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Common Stock is then listed and/or traded, or under any blue sky or state securities laws applicable to such Common Stock.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Transferability of Options.

(a) Incentive Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.

(b) Nonqualified Options. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Common Stock issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

6.11 Special ISO Rules for 10% Shareholders. If any Participant to whom an ISO is to be granted is, on the date of grant, the owner of Common Stock (determined using applicable attribution rules) possessing more than 10% of the total combined voting power of all classes of equity securities of his or her employer (or of its parent or subsidiary), then the following special provisions will apply to the ISO granted to that Participant:

(a) The Option Price per share of Common Stock of the ISO will not be less than 110% of the Fair Market Value of the Shares underlying such ISO on the date of grant; and

(b) The ISO will not have a term in excess of 5 years from the date of grant.

ARTICLE 7

SHARE APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. Notwithstanding the foregoing, SARs may be granted only if shares of Common Stock are traded on an established securities market at the date of grant.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The Grant Price shall be: (i) based on 100% of the FMV of the Common Stock on the date of grant or (ii) set at a premium to the FMV of the Common Stock on the date of grant.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten years.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Common Stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Common Stock for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the exercise of the Tandem SAR may not have economic and tax consequences more favorable than the exercise of the ISO followed by an immediate sale of the underlying share of Common Stock, and the value of the payout with respect to the Tandem SAR may be for no more than 100% of the excess of the Fair Market Value of the Common Stock subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; (c) the Tandem SAR may be exercised only when the Fair Market Value of the Common Stock subject to the ISO exceeds the Option Price of the ISO; (d) the Tandem SAR may be exercised only when the underlying ISO is eligible to be exercised; and (e) the Tandem SAR is transferable only when the underlying ISO is transferable, and under the same conditions.

7.6 Payment of SAR Amount. SARs granted under this Plan shall be payable only in Common Stock. Upon the exercise of a SAR, a Participant shall be entitled to receive from the Company such number of shares of Common Stock determined by multiplying:

(a) The excess of the Fair Market Value of the Common Stock on the date of exercise over the Grant Price; by

(b) The number of shares of Common Stock with respect to which the SAR is exercised.

Such product shall then be divided by the Fair Market Value of the Common Stock on the date of exercise. The resulting number (rounded down to the next whole number) is the number of shares of Common Stock to be issued to the Participant upon exercise of an SAR.

7.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in the Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any share of Common Stock received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Common Stock received upon exercise of a SAR for a specified period of time.

ARTICLE 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no shares of Common Stock are actually awarded to the Participant on the date of grant.

8.2 Restricted Stock or Restricted Stock Units Agreement. Each Restricted Stock and/or Restricted Stock Units grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine. Notwithstanding anything in this Article 8 to the contrary, unless otherwise determined by the Committee, delivery of the Common Stock pursuant to an Award of Restricted Stock Units (or an Award of Restricted Stock) shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which such Common Stock is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).

8.3 Transferability. Except as provided in this Plan or an Award Agreement, the Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee. All rights with respect to the

Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Unit granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Common Stock is listed or traded, or holding requirements or sale restrictions placed on the Common Stock by the Company upon vesting of such Restricted Stock or Restricted Stock Unit.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Restricted Stock has been satisfied or has lapsed.

Except as otherwise provided in this Article 8, Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Restricted Stock has been satisfied or has lapsed (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock as the Committee, in its sole discretion shall determine.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Mobile Mini, Inc. Equity Incentive Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Mobile Mini, Inc.”

8.6 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those shares of Common Stock during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Unit granted hereunder.

8.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

8.8 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company and the Internal Revenue Service, as well as file such election with the Participant’s federal income tax return.

ARTICLE 9

PERFORMANCE UNITS/PERFORMANCE STOCK

9.1 Grant of Performance Units/Performance Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Stock to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Units/Performance Stock. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each share of Performance Stock shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Stock that will be paid out to the Participant.

9.3 Earning of Performance Units/ Performance Stock. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/ Performance Stock shall be entitled to receive payout of the value and number of Performance Units/ Performance Stock earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Units/ Performance Stock. Payment of earned Performance Units/ Performance Stock shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/ Performance Stock in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units/ Performance Stock at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Notwithstanding anything in this Article 9 to the contrary, unless otherwise determined by the Committee, delivery of Common Stock, cash or other property pursuant to an Award of Performance Units/ Performance Stock shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which delivery of such Common Stock, cash or other property is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Stock following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

9.6 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Units/ Performance Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under the Plan shall be exercisable during his lifetime only by such Participant.

ARTICLE 10

CASH-BASED AWARDS AND OTHER SHARE-BASED AWARDS

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

10.2 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Share-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Common Stock as the Committee determines. Notwithstanding anything in this Article 10 to the contrary, unless otherwise determined by the Committee, delivery of Common Stock, cash or other property pursuant to a Cash-Based Award or Other Stock-Based Award shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which delivery of such Common Stock, cash or other property is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).

10.5 Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

10.6 Nontransferability. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under the Plan, if exercisable, shall be exercisable during his lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

ARTICLE 11

PERFORMANCE MEASURES

11.1 General.

(a) Certain Awards granted under the Plan may be granted in a manner such that the Awards qualify as Performance-Based Compensation and thus are exempt from the deduction limitation imposed by Section 162(m) of the Code. Awards shall only qualify as Performance-Based Compensation if, among other things, at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the Treasury Regulations thereunder).

(b) Awards intended to qualify as Performance-Based Compensation may be granted to Participants who are or may be Covered Employees at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each Covered Employee.

(c) The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Awards intended to qualify as Performance-Based Compensation that will be paid out to the Covered Employees, and may attach to such Performance-Based Compensation one or more restrictions.

11.2 Other Awards. Either the granting or vesting of Awards intended to qualify as Performance-Based Compensation (other than Options and SARs) granted under the Plan shall be subject to the achievement of a performance target or targets, as determined by the Committee in its sole discretion, based on one or more of the performance measures specified in Section 11.3 below. With respect to such Performance-Based Compensation:

(a) the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual Covered Employees or class of Covered Employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(b) no Performance-Based Compensation shall be payable to or vest with respect to, as the case may be, any Covered Employee for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(c) after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

11.3 Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) Net earnings or net income (before or after taxes);

(b) Earnings per share;

(c) Sales, including net sales growth and volume;

(d) Leasing revenues;

(e) Internal growth rate;

(f) Compound annual growth rate;

(g) Net operating profit;

(h) Return measures (including, but not limited to, return on assets, capital, invested capital, capital employed, equity, or sales);

(i) Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(j) Earnings before or after taxes, interest, depreciation, and/or amortization;

(k) Gross or operating margins;

(l) Productivity ratios;

(m) Stock price (including, but not limited to, growth measures and total shareholder return);

(n) EBITDA margin;

(o) completion of an identified special project; and

(p) completion of a joint venture or other corporate transaction.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of peer companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (m) above as compared to various stock market indices.

11.4 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, if so determined by the Committee, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5 Adjustment of Performance-Based Compensation. Awards intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

11.6 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 11.3.

ARTICLE 12

DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee (but subject to the provisions of Section 409A of the Code, if applicable).

ARTICLE 13

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 14

RIGHTS OF PARTICIPANTS

14.1 Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

14.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

14.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to shares covered of Common Stock by any Award until the Participant becomes the record holder of such Common Stock.

ARTICLE 15

CHANGE OF CONTROL

In addition to the terms and conditions of this Plan, one or more Awards may be subject to the terms and conditions set forth in a written agreement between the Company and a Participant providing for different terms or provisions with respect to such Awards upon a “Change of Control” of the Company (as that term may be defined in such written agreement), including but not limited to acceleration of benefits, lapsing of restrictions, vesting of benefits and such other terms, conditions or provisions as may be contained in such written agreement; provided however, that such written agreement may not increase the maximum amount of such Awards.

ARTICLE 16

AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

16.1 Amendment, Modification, Suspension, and Termination. Subject to Sections 3.4 and 16.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part. Further, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

16.2 Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

16.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, and except to the extent necessary to avoid the imposition of additional tax and/or interest under Section 409A of the Code with respect to Awards that are treated as nonqualified deferred compensation, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 17

WITHHOLDING

The Company shall have the right to withhold from a Participant (or a permitted assignee thereof), or otherwise require such Participant or assignee to pay, any Withholding Taxes arising as a result of the grant of any Award, exercise of an Option or SAR, lapse of restrictions with respect to Restricted Stock or Restricted Stock Units, or any other taxable event occurring pursuant to this Plan or any Award Agreement. If the Participant (or a permitted assignee thereof) shall fail to make such tax payments as are required, the Company (or its Affiliates or Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes, the Participant (or permitted assignee) may make a written election which may be accepted or rejected in the discretion of the Committee, (i) to have withheld a portion of any Common Stock or other payments then issuable to the Participant (or permitted assignee) pursuant to any Award, or (ii) to tender other shares of Common Stock to the Company (either by actual delivery or attestation, in the sole discretion of the Committee, provided that, except as otherwise determined by the Committee, the shares of Common Stock that are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Price or have been purchased on the open market), in either case having an aggregate Fair Market Value equal to the Withholding Taxes.

ARTICLE 18

SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19

GENERAL PROVISIONS

19.1 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

19.2 Legend. The certificates for Common Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Common Stock.

19.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.5 Requirements of Law. The granting of Awards and the issuance of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Common Stock issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

19.8 Investment Representations. The Committee may require any individual receiving Common Stock pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Common Stock for investment and without any present intention to sell or distribute such Common Stock.

19.9 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Consultants or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which Employees, Consultants or Directors outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to Employees, Consultants or Directors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 19.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

19.10 Uncertificated Stock. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

19.12 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

19.13 Retirement and Welfare Plans. Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

19.14 Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

19.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

19.16 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Arizona, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

19.17 Indemnification. Each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.18 Amendment to Comply with Applicable Law. It is intended that no Award granted under this Plan shall be subject to any interest or additional tax under Section 409A of the Code. In the event Code Section 409A is amended after the date hereof, or regulations or other guidance is promulgated after the date hereof that would make an Award under the Plan subject to the provisions of Code Section 409A, then the terms and conditions of this Plan shall be interpreted and applied, to the extent possible, in a manner to avoid the imposition of the provisions of Code Section 409A. Notwithstanding any provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Code Section 409A. The Company shall not be liable for any tax, penalty or interest imposed on a Participant by Code Section 409A.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site

MOBILE MINI, INC. and follow the instructions to obtain your records and to create an electronic

4646 E. VaN BurEN StrEEt voting instruction form.

SuItE 400 ELECTRONIC DELIVERY Of fuTuRE PROXY MATERIALS

PhOENIx, aZ 85008 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88173-Z65239 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MOBILE MINI, INC.

The Board of Directors recommends you vote fOR

the following:

1. Election of Directors

Nominees: for Against Abstain

1a. Jeffrey S. Goble ! ! !

1b. James J. Martell ! ! !

1c. Stephen A McConnell ! ! !

The Board of Directors recommends you vote fOR the proposals 2, 3, 4 and 5. for Against Abstain

2. Ratification of the retention of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2015. ! ! !

3. Advisory vote on executive compensation. ! ! !

4. Approval of an amendment to the Company’s Certificate of Incorporation to declassify the Board. ! ! !

5. Approval of an extension, amendment and restatement of the Company’s Equity Incentive Plan. ! ! !

NOTE: When properly executed, this proxy will be vote as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2, 3, 4 and 5. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

For address change/comments, mark here. !

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M88174-Z65239

PROXY SOLICITED ON BEHALf Of THE BOARD Of DIRECTORS fOR 2015 ANNuAL MEETING Of STOCKHOLDERS

TO BE HELD ON APRIL 30, 2015 AT 11:00 AM, LOCAL TIME

The undersigned appoints Erik Olsson and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”) to be held on April 30, 2015 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned on March 12, 2015.

If NO OTHER INDICATION IS MADE ON THE REVERSE SIDE Of THIS fORM, THE PROXIES WILL VOTE fOR EACH Of THE LISTED BOARD NOMINEES IN PROPOSAL 1 AND fOR PROPOSALS 2, 3, 4 AND 5. If ANY OTHER MATTERS PROPERLY COME BEfORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.

Address Change/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions